Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

MURATA ELECTRONICS NORTH AMERICA, INC.,

PJ COSMOS ACQUISITION COMPANY, INC.

and

RESONANT INC.

Dated as of February 14, 2022

(i)

(continued)

(ii)

(continued)

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2022 (this “Agreement”), among Murata Electronics North America, Inc., a Texas corporation (“Parent”), PJ Cosmos Acquisition Company, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Resonant Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have each unanimously determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that, upon the terms and subject to the conditions set forth herein, Purchaser make a cash tender offer (such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”) to purchase any and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”) for Four Dollars and Fifty Cents ($4.50) per Company Share (such amount, or any greater amount per Company Share paid pursuant to the Offer, the “Per Share Amount”) net to the holder thereof in cash without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions of this Agreement and the Offer;

WHEREAS, Parent, Purchaser and the Company acknowledge and agree that as soon as practicable following the Acceptance Time, Purchaser will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders; (ii) approved, adopted and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of Company Shares accept the Offer and tender their Company Shares pursuant to the Offer; and

WHEREAS, the respective boards of directors of Parent and Purchaser have each adopted and declared advisable this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01       Definitions.

For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any exclusive license, exclusive sublicense or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary or any Intellectual Property Rights) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of 20% or more of any class of equity securities of the Company or of any Company Subsidiary; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of any class of equity securities of the Company or any Company Subsidiary; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company or any of the significant Company Subsidiaries, as a result of which the owners of the equity securities of the Company immediately prior to such event own less than 80% of the equity securities of the Company immediately following such event, or any combination of the foregoing clauses (A), (B), and (C); in each case other than the Transactions.

“Action” means litigation, suit, claim, charge, action, demand, complaint, citation, summons, subpoena, audit, hearing, proceeding, arbitration or mediation, whether at law or in equity, by or before any Governmental Authority.

“affiliate” of a specified person means any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations under such Laws.

“Anti-Money Laundering Laws” means the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT ACT ((Pub. L. No. 107-56), the Bank Secrecy Act (31 U.S.C. §§ 5311-5332)), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable Laws related to terrorist financing or money laundering.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and the Company Subsidiaries as of December 31, 2020 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.

“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.

“business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136 (116th Cong.) (Mar. 27, 2020).

“Certificate of Incorporation” means the restated certificate of incorporation of the Company, as amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the amended and restated bylaws of the Company, as amended and/or restated from time to time.

“Company Intellectual Property” means any and all Intellectual Property used or held for use in the conduct the business of the Company or any Company Subsidiary, in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation of Company Products.

“Company Intellectual Property Registrations” means all of the Intellectual Property Registrations owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company RSU” means an award under any of the Company Stock Plans or otherwise that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom, other than a Company Stock Option.

“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans or otherwise.

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options and Company RSUs (including the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended).

“Company Termination Fee” shall mean an amount equal to $11,200,000.

“Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260 (116th Cong.) (Dec. 27, 2020).

“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (a) at the Effective Time, continue their employment with the Surviving Corporation, the Company or any Company Subsidiary, or (b) remain or become, at the Effective Time, employees of Parent, the Surviving Corporation, any Company Subsidiary or any other Subsidiary of Parent.

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“Contract” means, whether written or oral, any legally binding contract, subcontract, agreement, arrangement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease (whether for real or personal property), purchase or sales order, concession, franchise, option, insurance policy, benefit plan, guarantee and any similar legally binding undertaking, commitment or pledge.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership interests or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyleft Software” means Open Source Software that is made available to Company by Third Parties under a license that requires, as a condition to exercising the license, that the source code for the Software be made available.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or any related or associated epidemic, pandemic or disease outbreak.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester, return to work, employment or human resources Law, safety or similar Law, directive, guideline or recommendation promulgated by any applicable industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Customer Licenses” means non-exclusive end user licenses granted to customers of the Company or any Company Subsidiary entered into in the ordinary course of business and in substantially the form provided to Parent prior to the date hereof.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances; (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, § 49 U.S.C. App. 1801 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2002/96/EC (Waste Electrical and Electronic Equipment Directive) and 2002/95/EC (Restriction on the Use of Hazardous Substances).

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“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Ex-Im Laws” means (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other Laws related to export controls administered or enforced by an applicable Governmental Authority (collectively, “Export Controls”); and (b) import controls and customs Laws administered by U.S. Customs and Border Protection and any other applicable Governmental Authority.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and any amendments thereof.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, Representative, organization, unit, body or entity and any court, arbitral body or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges and any arbitrators or arbitral body).

“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law.

“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an officer, director, or employee of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).

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“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (vi) confidential and proprietary information and materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, models, devices, prototypes, schematics and development tools (“Trade Secrets”).

“Intellectual Property Registrations” means all: (i) Patents, including applications therefor; (ii) registered Trademarks and applications to register Trademarks, including intent-to-use applications; (iii) Copyright registrations and applications to register Copyrights; (iv) Domain Name registrations; and (v) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority pertaining to any Intellectual Property Rights.

“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; (vii) rights with respect to Databases, including registrations thereof and applications therefor; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Intervening Event” means a material change, event, effect or circumstance or material change in circumstances or facts (including any material change in probability or magnitude or circumstances) occurring after the date of this Agreement and prior to the Acceptance Time relating to the Company or any Company Subsidiary that (i) is neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement (or if known by the Company Board, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall the following events constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the exception in this clause (b) shall not prevent or otherwise affect the underlying cause of any of the foregoing in this clause (b) from being considered and taken into account).

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“knowledge of the Company” or any similar phrase means the actual knowledge, as of the date of this Agreement, of each of George Holmes, Martin McDermut, Neal Fenzi, Dylan Kelly, Lisa Wolf, Clint Brown, Michael Conry, Michael Eddy or Patrick Turner, after commercially reasonable inquiry in light of the respective job responsibilities of each such person. With respect to matters involving Intellectual Property Rights, “knowledge of the Company” does not require the Company, any Company Subsidiary or any of the foregoing persons to have conducted or obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property Right clearance searches.

“Lien” means any liens (statutory or otherwise), mortgages, encumbrances, pledges, security interests, options, deeds of trust, hypothecations, leases, subleases, licenses, covenants not to sue, claims, rights of first refusal or other charges of any kind or nature whatsoever or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change, event, violation, occurrence, condition, circumstance, development, state of facts, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist, has had or would be reasonably likely to have a material adverse effect on the business, financial condition, assets, properties or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following Effects shall be taken into account in determining whether there has been a Material Adverse Effect (subject to the limitations set forth below):

(i)       changes in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world;

(ii)       changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)       changes in conditions in the industries (including, for the avoidance of doubt, the radio-frequency filter industry) in which the Company and the Company Subsidiaries generally conduct business;

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(iv)       changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)       any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)       earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, national or international calamity, weather conditions, epidemics or pandemics (including COVID-19 or COVID-19 Measures) or other force majeure events in the United States or any other country or region in the world;

(vii)       the execution or announcement of this Agreement (other than any announcement by the Company, any of its affiliates or any of its or their respective Representatives that is not in compliance with this Agreement) or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and the Company Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third person or any actions taken or threatened to be taken by any employees, suppliers, customers, business partners, vendors or any other third person (including Governmental Authorities) (provided that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 4.05 and the condition set forth in clause (iii)(c)(D) of Annex A solely as such condition relates to Section 4.05);

(viii)       the compliance by any party with the terms of this Agreement (other than Section 6.01), including any action taken or refrained from being taken pursuant to or in accordance with this Agreement (other Section 6.01), or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably withholds its consent thereto after a written request therefor pursuant to Section 6.01;

(ix)       changes or proposed changes in GAAP or other applicable accounting standards after the date hereof, or any compliance with or action taken after the date hereof for the purpose of complying with, any Law or GAAP (or the enforcement or interpretation of any of the foregoing (and including any action taken or not taken as required by any Law or Governmental Authority to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19)));

(x)       changes in the price or trading volume of the Company Common Stock, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(xi)       any failure, in and of itself, by the Company and the Company Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance metrics or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance metrics or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

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(xii)       any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions contemplated hereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure (provided that any facts regarding the business, financial condition, assets, properties or results of operations of the Company and the Company Subsidiaries shall not be excluded by the exception in this clause (xii) merely because they are raised or asserted in any such litigation); and

(xiii)       the identity of, or any facts or circumstances relating to, Parent, Purchaser, or the respective affiliates of the foregoing, or the respective financing sources of or investors in the foregoing;

provided, that (A) an Effect described in any of clauses (i)-(vi) and (ix) may be taken into account to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and the Company Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect, and (B) notwithstanding anything in this definition to the contrary, in no event shall any inquiry or investigation by any Governmental Authority of competent jurisdiction that could lead to a National Security Order, or the issuance of any such Order, be taken into account when determining whether there has been a Material Adverse Effect, other than any such Order, inquiry or investigation resulting from the Company’s or any Company Subsidiary’s fraud or actually knowing misrepresentation in the making of the representation in Section 4.05(c).

“National Security Order” means Purchaser has been notified that the President of the United States has suspended or prohibited the Transactions in accordance with 31 C.F.R. § 800.508(b)(1).

“Off-the-Shelf Software Licenses” means a non-exclusive inbound end user license to the Company or any Company Subsidiary of generally commercially available Software, with fees of less than $10,000 per year.

“Open Source Software” means Software that is made generally available to the Company by Third Parties under (a) a license that meets the Open Source Definition as promulgated by the Open Source Initiative, (b) a license that meets the Free Software Definition as promulgated by the Free Software Foundation, or (c) any substantially similar license.

“Order” means any rule, executive order or decree, judgment, injunction, ruling, writ, determination, or other order, whether temporary, preliminary or permanent issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights owned by (solely or jointly) the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own).

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“Pandemic Response Laws” means the FFCRA, the CARES Act, the Consolidated Appropriations Act, the Payroll Tax Executive Order, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Regulatory Condition” means the condition to the consummation of the Offer set forth in clause (ii) of Annex A.

“Representative” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.

“Restricted Person” means any person that is (i) the target of Sanctions, including any person identified on OFAC’s Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or any other Sanctions-related list maintained by a Sanctions authority; (ii) organized, located, resident, or otherwise doing business in a Sanctioned Country; (iii) identified on the Entity List, Denied Persons List, Unverified List, Debarred List, or any other Export Controls-related list maintained by an Export Controls authority; or (iv) any person owned or controlled by any person(s) described in clause (i), (ii) or (iii).

“Sanctioned Country” means a country or territory that is itself the target of comprehensive Sanctions, or a country or territory whose government is the target of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctions” means economic, financial and trade sanctions administered or enforced by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), U.S. Department of State, and U.S. Department of Commerce), European Union; United Kingdom, United Nations Security Council and Japan.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

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“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iii) descriptions, flowcharts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means each of any and all federal, state, county, local, provincial, and non-U.S. taxes (including, for the avoidance of doubt, income, gross income, net income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, production, environmental, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, lease, registration, withholding, employment, social contribution, social security (or similar), unemployment compensation, other payroll-related taxes, real property, personal property, import duties, custom duties, and other governmental charges and assessments in the nature of a tax), and including deficiencies, interest, additions to tax, or interest and penalties with respect thereto.

“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, claim for refund, and similar statements and documents, including any schedule or attachment thereto (and all related and supporting information), filed or required to be filed with a Governmental Authority of competent jurisdiction relating to Taxes, and any amendments thereof.

“Third Party” means any person other than Parent and its Subsidiaries (including Purchaser) and the respective Representatives of Parent and its Subsidiaries.

“Transaction Litigation” means any Action commenced or threatened in writing against a party to this Agreement or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Action alleging or asserting any misrepresentation or omission in the Schedule 14D-9 or Schedule TO or any other communications to the Company stockholders, other than any Action among the parties to this Agreement; provided that, for the avoidance of doubt, any Action involving or arising under the HSR Act or any foreign or other antitrust Law shall not be considered Transaction Litigation.

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“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“U.S.” means United States of America.

“Willful Breach” means a material breach of a covenant or agreement contained herein that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute such a breach.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptance Time	Section 2.01(f)
Acquisition Agreement	Section 7.03(b)(i)
Additional Offer Period	Section 2.01(d)
Agreement	Preamble
Antitrust Division	Section 7.10
Bonus Plan	Section 7.04(e)
Certificate of Merger	Section 3.02
Certificates	Section 3.09(b)
Change in Recommendation	Section 7.03(b)(i)
Closing Date	Section 3.02
Collection Costs	Section 9.03(e)
Collective Bargaining Agreement	Section 4.11(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.03(b)(i)
Company Common Stock	Recitals
Company Financial Reports	Section 4.07(b)
Company Group	Section 4.07(b)
Company Intellectual Property Contracts	Section 4.14(k)(i)
Company Lease	Section 4.13(c)
Company Leased Real Property	Section 4.13(c)
Company Material Contracts	Section 4.17(a)
Company Preferred Stock	Section 4.03(a)
Company Products	Section 4.14(o)
Company Related Parties	Section 9.03(f)
Company Required Approvals	Section 4.05(b)
Company Securities	Section 4.03(c)
Company Shares	Recitals
Company Subsidiary	Section 4.01(b)
Confidentiality Agreement	Section 7.02(b)
Contaminants	Section 4.14(p)
D&O Insurance	Section 7.05(b)

12

Defined Term	Location of Definition
Delaware Courts	Section 10.07
Depositary Agent	Section 3.09(a)
Designated Superior Proposal	Section 7.03(b)(iii)1)
DGCL	Recitals
Disclosure Schedule	Article IV
Dissenting Company Shares	Section 3.08(a)
DTC	Section 3.09(f)
DTC Payment	Section 3.09(f)
Effective Time	Section 3.02
Employee IP Agreement	Section 4.14(f)
Employee Plans	Section 4.10(a)
Enforceability Limitations	Section 4.04(a)
ERISA	Section 4.10(a)
Expiration Date	Section 2.01(c)
FTC	Section 7.10
GAAP	Section 4.07(b)
Governmental Contracting Parties	Section 7.02(a)
Grant Date	Section 4.03(f)
HSR Act	Section 4.05(b)
Inbound Intellectual Property Contracts	Section 4.14(k)(i)
Intellectual Property Releases	Section 4.14(k)(i)
Interim Period	Section 6.01
International Employee Plans	Section 4.10(j)
IRS	Section 4.10(a)
Latest Balance Sheet	Section 4.07(c)
Law	Section 4.05(a)
Merger	Recitals
Merger Closing	Section 3.02
Merger Consideration	Section 3.06(a)
Minimum Condition	Section 2.01(b)
New Employment Agreements	Section 7.04(f)
New Plans	Section 7.04(d)
Notice of Designated Superior Proposal	Section 7.03(b)(iii)1)
Notice of Intervening Event	Section 7.03(b)(ii)
Offer	Recitals
Offer Documents	Section 2.01(g)
Offer to Purchase	Section 2.01(g)
Old Plans	Section 7.04(d)
Opinion	Section 4.29
Outbound Intellectual Property Contracts	Section 4.14(k)(i)
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Related Parties	Section 9.03(f)

13

Defined Term	Location of Definition
Parent Termination Fee	Section 9.03(c)
Paying Agent	Section 3.09(a)
Permits	Section 4.06
Per Share Amount	Recitals
Purchaser	Preamble
Schedule 14D-9	Section 2.02(b)
Schedule TO	Section 2.01(g)
SEC Reports	Section 4.07(a)
SOX	Section 4.07(a)
Superior Proposal	Section 7.03(a)(iv)
Surviving Corporation	Section 3.01
Systems	Section 4.24(a)
Tender Offer Conditions	Section 2.01(b)
Transactions	Section 4.04(b)
Uncertificated Shares	Section 3.09(b)
VDR	Section 10.09(s)

Article II.

THE OFFER

Section 2.01       The Offer.

(a)            Provided only that (i) this Agreement shall not have terminated in accordance with its terms, (ii) none of the events set forth in clause (iii)(a) of Annex A shall have occurred, (iii) there being no Law or Order enjoining, restraining or otherwise prohibiting the commencement of the Offer and (iv) the Company (A) has timely provided any information required to be provided by it pursuant to Section 2.01(g) and (B) is prepared in accordance with Section 2.02(b) to file with the SEC, and to disseminate to holders of Company Shares, the Schedule 14D-9 as and when required by Section 2.02(b), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable, but no later than 10 business days (commencing with the first business day after the date of this Agreement), after the date hereof. Following such commencement, each of Parent and Purchaser shall consummate the Offer, subject to the terms and conditions hereof.

(b)            The obligation of Purchaser to accept for payment, purchase and pay for any Company Shares tendered pursuant to the Offer (and not validly withdrawn) shall be solely subject to the satisfaction or waiver pursuant to the terms hereof of (x) the condition (the “Minimum Condition”) that at least that number of Company Shares validly tendered and not withdrawn prior to the Expiration Date (other than Company Shares tendered by guaranteed delivery where actual delivery has not occurred), when added to any Company Shares already owned by Parent or any of its controlled Subsidiaries, if any, equal a majority of the outstanding Company Shares as of immediately prior to the Acceptance Time and (y) the other conditions set forth in Annex A hereto (the conditions described in clauses (x) and (y) are collectively referred to as the “Tender Offer Conditions”). To the extent permitted by Law, Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 2.01(h)), changes the form of consideration payable in the Offer, adds to the conditions to the Offer, decreases the number of Company Shares sought to be purchased in the Offer, extends the Offer other than in a manner pursuant to and in accordance with the terms of this Section 2.01 or supplements, modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

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(c)            Subject to the terms and conditions thereof, the Offer shall remain open until the time that is one minute following 11:59 p.m., New York City time, on the date that is at the end of the 20th business day beginning with (and including) the date that the Offer is commenced (as determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.01 or as required by applicable Law or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

(d)            Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 9.01, (i) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Purchaser shall (if so requested by the Company) extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to 10 business days each (each such extension period, an “Additional Offer Period”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.01(d), (A) if any of the events set forth in clause (iii)(a) of Annex A shall have occurred and not been waived or cured on or before the initial Expiration Date or the end of any Additional Offer Period, in no event shall Purchaser be required to extend the Offer beyond the initial Expiration Date or end of such Additional Offer Period, as applicable; (B) if, at the initial Expiration Date or the end of any Additional Offer Period, all of the Tender Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, Purchaser shall only be required to extend the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of 30 business days, to permit the Minimum Condition to be satisfied; and (C) in no event shall Purchaser be required to extend the Offer beyond the Outside Date; provided further, that the foregoing clauses (i) and (ii) of this Section 2.01(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 9.01.

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(e)            Purchaser shall not, and Parent shall cause Purchaser not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 9.01. In the event that this Agreement is terminated pursuant to Section 9.01, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof and Purchaser shall not (and Parent shall cause Purchaser not to) accept any Company Shares pursuant to the Offer.

(f)             The Per Share Amount shall, subject to applicable withholding of Taxes, be paid net to the applicable seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement Purchaser, or Parent on Purchaser’s behalf, shall accept for payment and pay for all Company Shares validly tendered and not withdrawn promptly following the expiration of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The time at which Purchaser first accepts for payment the Company Shares tendered in the Offer is referred to as the “Acceptance Time.” If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Company Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

(g)            On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and form of the related letter of transmittal and any other ancillary documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Purchaser shall use its reasonable best efforts to cause the Offer Documents to be disseminated to holders of Company Shares in all material respects to the extent required by applicable federal securities Laws. Parent and Purchaser shall use their respective reasonable best efforts to cause the Offer Documents to comply in all material respects with the applicable requirements of federal securities Laws; provided, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to use reasonable best efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Company Shares, in each case in compliance in all material respects with the applicable requirements of federal securities Laws. The Company shall promptly furnish to Purchaser or Parent all information concerning the Company that is required or reasonably requested by Purchaser or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 2.01(g). Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO before it is filed with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Company and its counsel. In addition, Parent and Purchaser agree to (i) provide the Company and its counsel in writing with any written comments Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) use reasonable best efforts to provide a reasonably detailed description of any oral comments Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and (iii) unless there has been a Change in Recommendation, provide the Company and its counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC.

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(h)            If, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, then the Per Share Amount applicable to such Company Share shall be adjusted to the extent appropriate.

Section 2.02       Company Action.

(a)            The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Documents of such approval and of the determination and recommendation of the Company Board described in Section 4.04(b) (including the Company Board Recommendation). The Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.03(b).

(b)            As promptly as reasonably practicable, but no later than 10 business days (commencing with the first business day after the date of this Agreement), after the date hereof, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.03(b), the recommendation of the Company Board described in Section 4.04(b) (including the Company Board Recommendation). The Company shall promptly mail the Schedule 14D-9 to the holders of Company Shares together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities Laws. The Company shall also include a notice, in compliance with Section 251(h) and Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities Laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, in each case in all material respects as required by applicable federal securities Laws. Parent or Purchaser shall promptly furnish to the Company all information concerning Parent and Purchaser that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to (i) provide Parent, Purchaser and their counsel in writing with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Parent, Purchaser and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change in Recommendation, provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

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(c)        In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Purchaser mailing labels containing the names and addresses of all record holders of Company Shares and with security position listings of Company Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Company Shares. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Purchaser such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Company Shares as Parent or Purchaser may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the Transactions. If the Offer is terminated or if this Agreement shall be terminated, Purchaser and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

Article III.

THE MERGER

Section 3.01       The Merger.

Upon the terms and subject to the conditions set forth in Section 8.01, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL.

Section 3.02       Effective Time; Closing.

Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place via the electronic exchange of documents and signature pages (a) at 9:00 a.m. Pacific time at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas, or through the electronic exchange of the applicable documents, using PDFs or electronics signatures, on the date on which the Acceptance Time occurs, except that if the conditions set forth in Section 8.01 are not satisﬁed or waived by such date (other than those conditions that by their nature are to be satisﬁed at the Closing Date, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Merger Closing), then the Merger Closing will occur no later than the ﬁrst business day on which the conditions set forth in Section 8.01 are satisﬁed or waived, or (b) at such other time, date or place as is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Merger Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

Section 3.03       Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 3.04       Certificate of Incorporation; Bylaws.

(a)         At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated so as to read in its entirety as set forth on Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b)        At the Effective Time, the Company Bylaws shall be amended and restated at the Effective Time so as to read in their entirety as set forth on Exhibit B, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 3.05       Directors and Officers.

The parties hereto shall take all necessary action such that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Purchaser prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 3.06       Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a)        Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be cancelled pursuant to Section 3.06(b) and any Dissenting Company Shares) shall be cancelled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Amount (the “Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 3.09. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted in accordance with Section 2.01(h) (taking into account any prior adjustments pursuant to Section 2.01(h)) for all purposes of this Article III.

(b)        Each Company Share held in the treasury of the Company and each Company Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c)         Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.07       Company Stock Options and Company RSUs.

(a)       Subject to Section 3.10, at the Effective Time, each Company Stock Option, whether vested or unvested, shall be assumed and converted into a right of the holder of such Company Stock Option to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, subject to any required withholding of Taxes (the “Option Consideration”). The Option Consideration with respect to any Company Stock Option that is vested as of the Effective Time (including any Company Stock Option that becomes vested by virtue of the Transactions) shall be paid, without interest, through the Surviving Corporation’s payroll to the applicable holders of such Company Stock Options by no later than the first payroll date that occurs at least five business days after the Closing Date. The right to receive the Option Consideration with respect to any Company Stock Option that is unvested as of the Effective Time, or any portion thereof, shall vest and become payable in accordance with the original vesting schedule of the corresponding Company Stock Option to which the right relates in accordance with the original terms (including any forfeiture terms) applicable to each such Company Stock Option under the applicable equity plan award agreement and any other applicable Contract that is in effect on the date hereof, and shall be paid, without interest, through the Surviving Corporation’s payroll to the applicable holders of such Company Stock Options by no later than the first payroll date that occurs at least five business days after the applicable vesting event. If the exercise price per share of Company Common Stock of any Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option shall be automatically cancelled without any cash payment being made or other consideration due in respect thereof.

(b)         Subject to Section 3.10, at the Effective Time, each Company RSU, whether vested or unvested, shall be assumed and converted into a right of the holder of such Company RSU to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the per share Merger Consideration multiplied by, (i) if the Company RSU would otherwise vest or settle solely upon the continued employment or other service of the holder, the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, or (ii) if the Company RSU is a performance-based restricted stock unit that is earned, in whole or in part, upon the occurrence of a change in control of the Company, the total number of shares of Company Common Stock subject to such Company RSU that is earned at the Effective Time in accordance with the terms of such Company RSU, in each case subject to any required withholding of Taxes (the “RSU Consideration”). The RSU Consideration with respect to each Company RSU that is assumed at the Effective Time shall be paid, without interest, through the Surviving Corporation’s payroll to the applicable holder of such Company RSU in accordance with the original terms (including forfeiture and settlement terms) applicable to such Company RSU under the applicable equity plan award agreement and any other applicable Contract that is in effect on the date hereof.

(c)        At the Effective Time, each holder of a Company Stock Option and Company RSU shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 3.07(a) and Section 3.07(b), respectively.

(d)        Prior to the Acceptance Time, the Company shall provide notices (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 3.07. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions reasonably necessary to provide that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or Company RSU shall have any rights in respect of such Company Stock Option or Company RSU, except the right to receive the payments contemplated by this Section 3.07.

Section 3.08       Dissenting Shares.

(a)        Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who are entitled to demand and shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Company stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or waived or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.09.

(b)       The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, or waive any failure to timely deliver a written demand for appraisal or take any other action with respect to such demand, in respect of Dissenting Company Shares. Notwithstanding anything herein to the contrary, prior to the Effective Time, (A) Parent shall give the Company the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares, and (B) Parent shall not, and shall not agree to, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, or waive any failure to timely deliver a written demand for appraisal or take any other action with respect to such demand, in respect of Dissenting Company Shares.

Section 3.09       Surrender of Company Shares; Stock Transfer Books.

(a)       Prior to the Acceptance Time, Parent shall, at Parent’s sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depositary Agent”) for the holders of Company Shares to receive the aggregate Per Share Amount to which such holders shall become entitled pursuant to Section 2.01 and to act as agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares shall become entitled pursuant to Section 3.06(a) and enter into a depositary and payment agent agreement, in form and substance reasonably acceptable to the Company, with such Depositary Agent and Paying Agent. Immediately prior to the Acceptance Time, Parent or Purchaser shall deposit with the Depositary Agent cash sufficient to make the payment of the aggregate Per Share Amount payable pursuant to Section 2.01. Immediately prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 3.06(a). In the event the amounts deposited with the Depositary Agent and Paying Agent shall for any reason be insufficient to make all such payments at the time required (whether due to losses on the amounts deposited, diminishments in such amounts or unavailability of such amounts for any reason), none of the foregoing shall modify or otherwise affect the Per Share Amounts or Merger Consideration and Parent shall promptly deposit, replace or restore, or cause to be deposited, replaced or restored, additional immediately available funds with the Depositary Agent and Paying Agent, as applicable, in an amount that is equal to any deficiency in the amount of funds required to make such payments. The Depositary Agent shall make and Parent shall cause the Depositary Agent to make payment of the funds to holders of Company Shares in accordance with Section 2.01. The Paying Agent shall make and Parent and the Surviving Corporation shall cause the Paying Agent to make payment of the funds to holders of Company Shares in accordance with this Section 3.09. Such funds shall be invested by the Depositary Agent and by the Paying Agent as directed by Parent or (after the Effective Time) the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), none of which, in each case, shall have a maturity exceeding three months, and subject to the deposit, replacement and restoration obligations of Parent set forth in this Section 3.09(a), any and all interest earned on the funds shall be paid by the Paying Agent to Parent or (after the Effective Time) the Surviving Corporation. The Surviving Corporation shall bear and pay all charges and expenses, including those of Depositary Agent and the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b)        Promptly after the Effective Time, Parent and the Surviving Corporation shall cause to be mailed by the Paying Agent to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu of such Certificates as set forth in Section 3.09(e)) and instructions for use in effecting the surrender of the Certificates and Uncertificated Shares pursuant to such letter of transmittal). Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate (or effective affidavits of loss in lieu of such Certificates as set forth in Section 3.09(e)) shall be entitled to promptly receive in exchange therefor the Merger Consideration for each Company Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. With respect to any Company Shares that are entitled to receive the Merger Consideration pursuant to Section 3.06(a) but are uncertificated (“Uncertificated Shares”), upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Uncertificated Shares shall be entitled to promptly receive in exchange therefor the Merger Consideration for each Company Share, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable and customary terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate (or effective affidavits of loss in lieu of such Certificates as set forth in Section 3.09(e)) and Uncertificated Shares payable upon surrender of such Certificates (or effective affidavits of loss in lieu of such Certificates as set forth in Section 3.09(e)) and Uncertificated Shares pursuant to this Section 3.09(b). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the applicable Merger Consideration, without interest thereon, payable in respect thereof pursuant to Section 3.06(a). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Uncertificated Shares will only be made to the person in whose name such Uncertificated Shares are registered. The Merger Consideration paid in accordance with this Agreement upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.06(a).

(c)         At any time following the 12th month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation and Parent (subject to applicable abandoned property, escheat and other similar Laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates (or effective affidavits of loss in lieu of such Certificates as set forth in Section 3.09(e)) or Uncertificated Shares held by them. Notwithstanding the foregoing, none of the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of a Company Share for any Merger Consideration properly delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d)        At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(e)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(f)         Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Merger Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Company Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Merger Consideration (such amount, the “DTC Payment”); and (ii) if the Merger Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Paying Agent will transmit the DTC Payment to DTC or its nominees on the first business day after the Closing Date.

Section 3.10       Withholding Rights.

Notwithstanding anything in this Agreement to the contrary, each of Purchaser, Parent, the Surviving Corporation (and any Subsidiary of Parent, the Company, or the Surviving Corporation, or any affiliate thereof), and the Paying Agent, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any person (including, for the avoidance of doubt, any holder of Company Shares, Company RSUs and Company Stock Options) such amounts as are required to be deducted and withheld therefrom pursuant to any applicable Laws. To the extent any such amount is so deducted and withheld, and paid over to the appropriate Governmental Authority, such amount shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The parties to this Agreement shall cooperate in good faith to obtain any available exemption from, or reduction of, such withholding. For the avoidance of doubt, each holder is solely responsible for any and all liabilities or obligations of such holder for Taxes that may arise with respect to the payment of such consideration pursuant to this Agreement.

Section 3.11       Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement, notwithstanding the absence of a specific cross-reference, is reasonably apparent on its face) and (b) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2021 and that is publicly available at least one business day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) (provided, that nothing in such reports, statements or other documents shall be deemed to modify or qualify the Company’s representations and warranties in Sections 4.01, 4.02, 4.03, Section 4.04, Section 4.05(a)(i) and the first sentence of 4.10(a)), the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.01       Organization and Qualification; Company Subsidiaries.

(a)        The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)        Section 4.01(b) of the Disclosure Schedule contains a complete and accurate list of the name, and jurisdiction of organization of each Subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure, individually or in the aggregate, would not have a Material Adverse Effect. Other than the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02       Certificate of Incorporation and Bylaws.

The Company has heretofore made available to Purchaser a complete and correct copy of the Certificate of Incorporation and the Company Bylaws or equivalent organizational documents, each as amended to the date of this Agreement, of the Company and each material Company Subsidiary. Such Certificate of Incorporation, Company Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Company Bylaws or equivalent organizational documents in any material respect.

Section 4.03       Capitalization.

(a)        The authorized capital stock of the Company consists of 100,000,000 Company Shares, par value $0.001 each, and 3,000,000 shares of preferred stock, par value $0.001 each (“Company Preferred Stock”).

(b)        As of the close of business on February 11, 2022,

(i)            67,046,103 Company Shares were issued and outstanding, none of which is unvested:

(ii)            no Company Shares were held in the treasury of the Company;

(iii)          no Company Shares were held by any Company Subsidiary;

(iv)          945,076 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 864,250 shares of Company Common Stock were exercisable;

(v)           4,732,019 Company RSUs were outstanding;

(vi)         no shares of Company Preferred Stock were issued or outstanding; and

(vii)        all outstanding Company Shares are validly issued, fully paid and non-assessable and are issued free of any preemptive rights.

(c)        Except as set forth above and except for changes since the close of business on February 11, 2022 resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in (or any securities convertible into or exchangeable for such equity interests), the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d)         All Company Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(e)        (i) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs. (ii) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

(f)         Section 4.03(f) of the Disclosure Schedule sets forth a listing of: (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs, as of close of business on February 11, 2022; (iii) the date of grant and name of holder of each Company Stock Option and Company RSU and the vesting schedule thereof; (iv) with respect to each such award, the portion of which that is vested as of close of business on February 11, 2022 and if applicable, the exercise price or repurchase price therefor; (v) the date upon which each Company Stock Option would normally be expected to expire absent termination of employment or other acceleration; and (vi) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each grant of Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents. Each Company Stock Option and each Company RSU was granted in all material respects in accordance with the terms of the applicable Company Stock Plan and all other applicable Laws, and the per share exercise price of each Company Stock Option was not less than the “fair market value” (within the meaning of Section 409A of the Code) of a Company Share on the applicable Grant Date.

Section 4.04       Authority Relative to this Agreement.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming that the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (assuming that Merger is consummated in accordance with Section 251(h) of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Limitations”).

(b)        The Company Board, at a meeting duly called and held on February 14, 2022, at which all of the directors of the Company were present, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”), are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval, adoption and declaration having been made in accordance with the DGCL), (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer and (iv) resolved that this Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time.

(c)        Assuming the representations and warranties set forth in Section 5.07 are true and correct, such resolutions are sufficient to render inapplicable to Parent and Purchaser and this Agreement, the Offer, the Merger or any other Transaction and the transactions contemplated thereby, the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement, the Offer, the Merger or any other Transaction or the transactions contemplated thereby, and no other state takeover statute or similar statute or regulation, and no analogous provision in the certificate of incorporation or the Company Bylaws, applies to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction or the transactions contemplated thereby.

(d)        There is no stockholder rights plan in effect with respect to the Company or any Company Subsidiary to which the Company or any of the Company Subsidiaries is a party or otherwise bound.

Section 4.05       No Conflict; Required Filings and Consents.

(a)        Except as set forth in Section 4.05 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) violate the Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals, assuming that the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other Order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents that are required to be listed in Section 4.05(b) of the Disclosure Schedule, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options and Company RSUs in connection with the treatment of such awards under Section 3.07 of this Agreement) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Lease, Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not (x) reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (w) the filing of the Schedule 14D-9 with the SEC, (x) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, as well as the rules and regulations of NASDAQ, (y) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (z) filing of a Certificate of Merger in appropriate form as required by the DGCL and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company is qualified to do business (collectively, the “Company Required Approvals”), and (ii) where the failure to obtain such consents, approvals, waiting period terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not (A) reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Merger or (B) have a Material Adverse Effect.

(c)        The Company has conducted an assessment and determined that none of the Company, any Company Subsidiary, or any of its affiliates that are “controlled” (as that term is defined in 31 C.F.R. § 800.208) (i) produces, designs, tests, manufactures, fabricates or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; or (ii) is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 4.06       Permits; Compliance.

Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and Orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not (x) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Merger or (y) be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, and there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both), except where the failure to have, or the suspension or cancellation of any of the Permits, individually or in the aggregate, would not (x) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Merger or (y) be material to the Company and the Company Subsidiaries, taken as a whole. Except as, individually or in the aggregate, would not (x) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Merger or (y) be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary during the past three years has been, in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Company Lease, Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in all material respects with any Law.

Section 4.07       SEC Filings; Financial Statements.

(a)        The Company has filed or furnished, as applicable, all forms, reports and other documents required to be filed by it with, or furnished to, the SEC since January 1, 2019 (such documents filed since January 1, 2019, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (x) complied, or if filed subsequent to the date of the Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof at the time of the filing will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary has been or is required to file any form, report or other document with the SEC.

(b)       Each of the consolidated financial statements filed by the Company with the SEC Reports (collectively, the “Company Financial Reports”) (A) were (or if filed after the date hereof at the time of the filing will be) prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly present (or if filed after the date hereof at the time of the filing will fairly present) in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries (the “Company Group”) as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end adjustments and any other adjusts described therein).

(c)         The Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities (i) disclosed, reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (ii) arising pursuant to this Agreement or incurred in connection with the Transactions (including any Transaction Litigation); (iii) for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach, termination or acceleration of such Contracts) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business following the date of this Agreement; (iv) incurred in the ordinary course of business on or after September 30, 2021 (the “Latest Balance Sheet”); or (v) that, individually or in the aggregate, would not (A) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Merger or (B) have a Material Adverse Effect.

(d)        The Company has established and maintains, and has at all times since January 1, 2019 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case, as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective as of such time. Since January 1, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by SOX (including Sections 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e)        The Company has established and maintains, and at all times since January 1, 2019 has maintained, a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. In the last three years, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) in connection with the applicable evaluation of internal controls over financial reporting prior to the date of this Agreement, any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

Section 4.08       Absence of Certain Changes or Events.

(a)            Since the date of the Latest Balance Sheet through the date of this Agreement, except as a result of the Company’s sale process, including the Transactions (as well as the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related to the sale process conducted by the Company in connection with this Agreement), and any actions taken in good faith to respond to COVID-19 Measures, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice.

(b)            Since the date of the Latest Balance Sheet (i) there has not been any event, condition, circumstance, development, change or effect, having, individually or in the aggregate, a Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a material breach of Section 6.02 (other than paragraphs (b), (g), (m), (n), (o), (p), (q), (r) and (s) of Section 6.02).

Section 4.09       Absence of Litigation.

There is (i) no Action pending, or (ii) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, any of their respective directors or executive officers in such capacity, or any property or asset of the Company or any Company Subsidiary that, in each case, (A) would reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Transactions or (B) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, any director or executive officer (in such capacity) of the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any Order of any Governmental Authority of competent jurisdiction that would reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Transactions or (y) be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10       Employee Benefit Plans.

(a)            Section 4.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all material Employee Plans. For purposes of this Agreement, “Employee Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA); and (ii) other employment, consulting, bonus, stock option, phantom stock, stock appreciation, stock purchase or other equity-based, benefit, incentive compensation, commission, profit sharing, savings, retirement, disability, insurance, vacation, paid time off, deferred compensation, severance, termination, post-employment, retention, change in control compensation and other fringe, welfare or other compensation or benefit plans, programs, agreement, Contracts, policies or arrangements (whether or not in writing) (i) that are sponsored, maintained or contributed to (or required to be contributed to) by the Company or any ERISA Affiliate, (ii) to which the Company or any of the Company Subsidiaries is a party, or (iii) with respect to which the Company or any of the Company Subsidiaries has or would reasonably expect to have any present or future liability or obligation, contingent or otherwise. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the three most recent annual reports on Form 5500 required to have been filed under ERISA or the Code, if any, for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the Internal Revenue Service (“IRS”) for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) only with respect to material Employee Plans, the plan documents and most recent summary plan description (or a written description of the material terms of any such unwritten material Employee Plan); (D) any related trust agreements, insurance Contracts, insurance policies or other Contracts of any funding arrangements; and (E) any notices to or from the IRS or any office or Representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan since January 1, 2019.

(b)            Except as set forth on Section 4.10(b) of the Disclosure Schedule, no Employee Plan is, and neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored, contributed to or been required to contribute to, or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)            Except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Employee Plan is and has been established, maintained, funded, operated and administered in all material respects, in accordance with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code. Except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all required contributions or payments to or in respect of the Employee Plans due to date have been timely made or paid, or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Employee Plan. Each Employee Plan that is or was intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Employee Plan is so qualified, and to the knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Employee Plan.

(d)            There are no Actions, audits or investigations pending or, to the knowledge of the Company, threatened on behalf of, against or involving any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan, including with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)            Neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.

(f)             Except as set forth on Section 4.10(f) of the Disclosure Schedule, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law at the full cost of such person, and neither the Company nor any of the Company Subsidiaries has an obligation to provide such benefits.

(g)            Except as set forth on Section 4.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, deferred compensation, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h)            Except as set forth on Section 4.10(h) of the Disclosure Schedule, no payment or benefit or acceleration thereof that could reasonably be expected to be made by the Company or any ERISA Affiliate (either alone or together with any other event) would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and neither the Company nor any of the Company Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i)              Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained, in documentary and operational compliance, in all material respects, with Section 409A of the Code, and no amount under any such Employee Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and the Company Subsidiaries have no obligation to gross-up or indemnify any individual with respect to any Tax under Sections 409A of the Code.

(j)              With respect to each Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of any employee or individual service provider the Company or any of the Company Subsidiaries whose principal work location is outside of the United States (collectively, the “International Employee Plans”), except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, such International Employee Plan been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has any unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent the Company and the Company Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company and the Company Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each International Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (ii) each International Employee Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

(k)            The Company has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

Section 4.11       Labor and Employment Matters.

(a)            Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, labor union Contract, works council agreement or trade union agreement (each, a “Collective Bargaining Agreement”). No employees of the Company or any of the Company Subsidiaries are represented by a labor union, works council, or other labor organization. To the knowledge of the Company, there are no activities or proceedings to organize any employees of the Company or any of the Company Subsidiaries with regard to their employment with the Company or any of the Company Subsidiaries, and no such activities or proceedings have occurred since January 1, 2019. No Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries. There is no strike, lockout, slowdown, work stoppage or other material labor dispute against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, and no such events have occurred since January 1, 2019.

(b)            Except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2019, the Company and the Company Subsidiaries have complied with applicable Laws and Orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, employee independent contractors and worker classification, immigration status, discrimination in employment, employee health and safety (including compliance with all COVID-19 Measures), data privacy, wages, hours and benefits, collection and payment of withholding and/or payroll or similar Taxes, and collective bargaining).

(c)            The Company and the Company Subsidiaries have fully and timely paid and are not liable for any material arrears of wages or any related penalty. None of the Company or any of the Company Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(d)            As of the date of this Agreement, no current officer of the Company or any of the Company Subsidiaries has provided the Company or any of the Company Subsidiaries with notice of his, her or their intent to terminate his, her or their employment relationship with such entity following the consummation of the Transactions.

(e)            Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective employees or independent contractors in their capacities as such, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other similar misconduct have occurred, and (iii) neither the Company nor any of the Company Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other similar misconduct by any of their employees or any independent contractor.

(f)             Except as set forth in Section 4.11(f) of the Disclosure Schedule, since January 1, 2020, as related to COVID-19, neither the Company nor any of the Company Subsidiaries has (i) with respect to employees of the Company or the Company Subsidiaries implemented any material workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, or (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder.

Section 4.12       Offer Documents; Schedule 14D-9.

The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC, at any time the Schedule 14D-9 is amended or supplemented, or at the time the Schedule 14D-9 is first published, sent or given to the Company’s stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9.

Section 4.13       Property and Leases.

(a)            The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Latest Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Latest Balance Sheet of assets no longer required for the conduct of the business of the Company and the Company Subsidiaries as presently conducted) in all material respects, free and clear of all Liens except (i) statutory Liens for current Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the Company Financial Reports as adjusted in the ordinary course of business through the Effective Time; (ii) Liens of landlords under the Company Leases and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iii) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Authority or other statutory or public authority in connection with the assets of the Company or any Company Subsidiary; (iv) other Liens that would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole; and (v) those matters of record set forth on Section 4.13(a) of the Disclosure Schedule; provided, that no representation is made under this Section 4.13 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

(b)            Neither the Company nor any of the Company Subsidiaries owns any real property, and neither the Company nor any Company Subsidiary has entered into any Contract for the purchase of any real property that remains in effect as of the date hereof.

(c)            Section 4.13(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all leases, subleases, licenses and occupancy agreements by and between the Company or any Company Subsidiary, as tenant, subtenant, licensee or occupant, and a Third Party, as landlord, sublandlord, licensor or owner (each, a “Company Lease”) of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party. All such Company Leases, and all amendments and modifications thereto, are in full force and effect (except as limited by the Enforceability Limitations) and have not been modified or amended except as otherwise set forth in Section 4.13(c) of the Disclosure Schedule, all base rent, additional rent and other amounts due and payable under each of the Company Leases have been paid in full through the date hereof (including, without limitation, any amount due for Taxes under each Company Lease), and there exists no default under any such Company Lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened or proposed. Each Company Leased Real Property has been maintained in good condition and repair in accordance with the applicable Company Lease, and no casualty or other damage to such Company Leased Real Property has occurred that has not been fully repaired and restored in accordance with the terms and conditions of the applicable Company Lease. The Company’s execution of this Agreement does not give rise to or otherwise result in a termination right by any Third Party to a Company Lease, nor will the closing of the Transaction in accordance with the terms hereof give rise to or otherwise result in a termination right by any Third Party to a Company Lease. The conveyance of the rights and interests of the Company in and to the Company Leases does not require the consent of any Third Party. Neither the Company nor any of the Company Subsidiaries has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property. Neither the Company nor any of the Company Subsidiaries has collaterally assigned or granted any other Lien in the Company Leased Real Property.

Section 4.14       Intellectual Property.

(a)            Schedule of Registered IP. Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Company Intellectual Property Registrations, in each case listing, as applicable, (i) the name of the applicant/registrant or current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date or issuance/registration/grant date.

(b)            Validity. To the knowledge of the Company, each item of the Company Intellectual Property Registrations is valid and subsisting. All necessary registration, maintenance and renewal fees due in connection with each item of the Company Intellectual Property Registrations have been made and there are no actions that must be taken in connection therewith on or before May 31, 2022, including the payment of any registration, maintenance or renewal fees or the filing of any document or instrument. All necessary documents, recordations and certificates in connection with each item of the Company Intellectual Property Registrations have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations. No Intellectual Property owned by the Company or any Company Subsidiary has been abandoned or allowed to lapse, other than Intellectual Property no longer used in or required for the conduct of the business of the Company and the Company Subsidiaries as presently conducted. The Company and the Company Subsidiaries have complied in all material respects with all applicable rules, policies and procedures of the United States Patent and Trademark Office, United States Copyright Office and any applicable foreign Governmental Authorities with respect to each item of the Company Intellectual Property Registrations, to the extent that compliance affects the enforceability or validity of such Company Intellectual Property Registrations.

(c)            Rights to IP Ordered or Awarded. Except as set forth in Section 4.14(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Order or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property or restricting in any material manner, the use, transfer, or licensing thereof by the Company or any Company Subsidiary, or which renders invalid or unenforceable such Owned Company Intellectual Property.

(d)            No Proceedings. Since January 1, 2019, no Company Intellectual Property Registration or any Intellectual Property owned by the Company or any Company Subsidiary is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any Action regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such Action has been threatened in any written communication delivered to the Company or any Company Subsidiary.

(e)            Trade Secrets. The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps to protect their rights in and to their Trade Secrets, including by not making any disclosure of Trade Secrets except under written confidentiality obligations (other than former Trade Secrets intentionally publicly disclosed by the Company without confidentiality obligations in its reasonable business judgment). The Company and the Company Subsidiaries have required each employee, consultant and contractor who has had access to Company or Third Party Trade Secrets to execute confidentiality agreements in substantially the forms provided to Parent prior to the date hereof.

(f)             Employees, Consultants, & Contractors. The Company and Company Subsidiaries have at all times had and enforced policies requiring each employee, consultant and contractor who is involved in the development of any Company Products to execute proprietary information, confidentiality and assignment agreements that, to the extent permitted by applicable Law, assign to the Company or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants or contractors, all Intellectual Property and Intellectual Property Rights that are developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”). Each person who is or was an employee, officer, consultant or contractor of the Company or any Company Subsidiary who is or was involved in the development of any Intellectual Property or Company Products has signed an Employee IP Agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of the forms made available to Parent with respect to proprietary information, confidentiality, and assignment and licensing of Intellectual Property and Intellectual Property Rights. To the knowledge of the Company, no person who is or was an employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in the development of any Company Products is or has been, in material default or material breach of any term of any Employee IP Agreement, non-disclosure agreement, assignment agreement, or similar Contract relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary in connection with such individual’s employment or other engagement with the Company or any Company Subsidiary. All assignments of registered Patents included in the Company Intellectual Property Registrations have been duly executed and recorded with the appropriate Governmental Authorities. No person who is or was during such time an employee, officer, consultant or contractor of the Company or any Company Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property. No Intellectual Property or Intellectual Property Rights excluded or carved out from any employee assignment contained in any Employee IP Agreement that is related to any Company Product or to any other aspect of the business of the Company or any Company Subsidiary is included in (or claimed or purported to be included in) any Intellectual Property or Intellectual Property Rights included in any Company Products.

(g)            Enforceability, Validity of IP. Since January 1, 2016, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Company Intellectual Property Registrations or any Intellectual Property owned by the Company or any Company Subsidiary, or containing any threat on the part of any person to bring an Action that any of the Company Intellectual Property Registrations or any Intellectual Property owned by the Company or any Company Subsidiary is invalid or is unenforceable.

(h)            No Infringement or Misappropriation of Company IP. To the knowledge of the Company, no Third Party is infringing, misappropriating, or using or disclosing without authorization any Intellectual Property Rights owned or exclusively licensed by the Company or any Company Subsidiary. Since January 1, 2016 through the date of this Agreement, neither the Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary against any Third Party. Neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any other person has any claim of legal or beneficial ownership with respect thereto.

(i)              Infringement by Company. The operation of the business of the Company and the Company Subsidiaries as such business currently is conducted or is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale, licensing or other exploitation of Company Products, does not, and will not, infringe or misappropriate any Intellectual Property Rights of any Third Party. Neither the Company nor any Company Subsidiary has received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed, misappropriated, used or disclosed without authorization or otherwise violated any Intellectual Property Rights of any person, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any person. Neither the Company nor any Company Subsidiary has received any written communication inviting the Company or any Company Subsidiary to take a license, covenant not to sue, or the like with respect to a Third Party’s Intellectual Property Rights, other than in connection with licenses or covenants not to sue granted to the Company or the Company Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the Company or any Company Subsidiary.

(j)              Ownership; Licenses. Except as set forth on Section 4.14(j) of the Disclosure Schedule, the Company and the Company Subsidiaries own the Owned Company Intellectual Property free and clear of all Liens (except for the Outbound Intellectual Property Contracts), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party, and are under no obligation under any Contract in effect as of the date hereof to grant any such licenses. The Company and the Company Subsidiaries have not permitted the Company’s rights in any Intellectual Property owned by the Company or any Company Subsidiary since January 1, 2019 to lapse or enter the public domain, other than Intellectual Property no longer used in or required for the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(k)            Scheduled IP Agreements. Section 4.14(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:

(i)                        all Contracts to which the Company or any Company Subsidiary is a party, pursuant to which (A) Owned Company Intellectual Property is licensed or assigned to any Third Party (“Outbound Intellectual Property Contracts”) (other than Customer Licenses), (B) a Third Party has licensed or assigned any Intellectual Property Rights to the Company (“Inbound Intellectual Property Contracts”), other than Off-the-Shelf Software Licenses and licenses of Open Source Software or (C) the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any covenant not to sue, release, immunity, or other right with respect to any Intellectual Property owned by the Company or any Company Subsidiary (“Intellectual Property Releases”). The Inbound Intellectual Property Contracts, Outbound Intellectual Property Contracts and Intellectual Property Releases, together, are referred to herein as the “Company Intellectual Property Contracts”; and

(ii)                        All Company Intellectual Property Contracts that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Contracts (other than any material breaches that the Company or a Company Subsidiary has cured) and, to the knowledge of the Company, all other parties to such Company Intellectual Property Contracts are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Contracts (other than any material breaches that any other party has cured).

(l)           Effect of Transaction. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any rights or acceleration of any payments under the Company Intellectual Property Contracts (or give rise to any right with respect to any of the foregoing). Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Contracts (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Contracts) to the same extent that the Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Merger not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Contracts. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (A) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (A) and (B), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Merger not been consummated). The foregoing representations shall not apply to rights and obligations arising from Parent’s acts, omissions or contractual obligations or modifications to any Company Intellectual Property Contracts made by or on behalf of the Surviving Corporation after the Merger Closing. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (x) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (y) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (x) and (y), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Merger not been consummated).

(m)       Open Source and Copyleft Materials. All use and distribution of Company Products or any Open Source Software by or through the Company is in material compliance with all Open Source Software licenses applicable thereto, including without limitation all Copyright notice and attribution requirements. Section 4.14(m) of the Disclosure Schedule lists as of the date of this Agreement all Open Source Software in the Company Products and describes (A) whether the Open Source Software has been modified by or for Company or the Company Subsidiaries, (B) whether the Open Source Software has been or is currently contemplated to be distributed by or for any of the Company or the Company Subsidiaries, and (C) for any Copyleft Software, how such Open Source Software is integrated or interacts with the Company Products or any portion thereof. The Company and the Company Subsidiaries have not: (x) incorporated Open Source Software into, or combined Open Source Software with, any of the Company Products; (y) distributed Open Source Software in conjunction with or for use with any of the Company Products; or (z) used Copyleft Software in a manner that requires the Company Products, any portion thereof, or any other Company Intellectual Property to be freely available for modification or redistribution, or provided in source code form.

(n)         Standards, SIGs. Section 4.14(n) of the Disclosure Schedule contains a list as of the date of this Agreement of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups in which Company or any Company Subsidiary is currently participating, or in which Company or any Company Subsidiary has participated, to the extent that such past participation imposes or purports to impose any continuing obligations on Company or any Company Subsidiary (or, following the Effective Time, on Parent or the Surviving Corporation) with respect to licensing or granting of any Owned Company Intellectual Property Rights (other than licenses that survive with respect to the Copyright in contributions made during such past participation).

(o)         Company Products. “Company Products” means all products or service offerings of the Company or the Company Subsidiaries that have been marketed, sold, or distributed, or that the Company or any of the Company Subsidiaries intends to market, sell, or distribute in the conduct of the business of the Company or such Company Subsidiaries in the manner currently conducted and as it is currently contemplated to be conducted. Section 4.14(o) of the Disclosure Schedule sets forth a summary list of all Company Products.

(p)         Contaminants. The Software included in the Company Products does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines intentionally designed to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials by a Third Party (“Contaminants”).

(q)         Government Rights. No government funding, facilities of a university, college, other educational institution or research center or research funding from Third Parties was used in the development of any Owned Company Intellectual Property. To the knowledge of the Company and the Company Subsidiaries, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

Section 4.15       Taxes.

(a)            Each member of the Company Group has timely filed all income Tax Returns and other material Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law, and each member of the Company Group has timely complied, in all material respects, with all applicable Tax information reporting requirements under all applicable Laws. All Taxes due and owing by any member of the Company Group (whether or not shown or required to be shown on any Tax Return) have been timely and properly paid. There are no Liens for Taxes (other than Taxes not yet delinquent or being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the Company Financial Reports as adjusted in the ordinary course of business through the Effective Time) upon any assets of any member of the Company Group.

(b)            Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder, stockholder, or other Third Party and all material Tax Returns required with respect thereto have been properly completed and timely filed.

(c)            No Action with respect to Taxes or any Tax Return of any member of the Company Group is presently pending, and no such Action has been threatened in writing which has not been finally settled or otherwise resolved with no further liability to any member of the Company Group. Without limitation of the foregoing, all written deficiencies asserted as a result of any examination of any Tax Returns of any member of the Company Group have been paid or finally settled.

(d)            No member of the Company Group has waived any statutes of limitations in respect of material Taxes which waiver remains in effect or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not been paid. Neither the Company nor any other member of the Company Group has received written notice of a claim made by a Governmental Authority in a jurisdiction in which neither the Company nor any other member of the Company Group files Tax Returns, that the Company or another member of the Company Group is or may be subject to Tax in that jurisdiction that has not been finally settled or otherwise resolved. No member of the Company Group ever has deferred any payment of any material Taxes (that would otherwise be due) through any automatic extension or other grant of relief, which extension or other grant of relief remains outstanding.

(e)            For taxable years for which the applicable statute of limitations (including extensions) for an assessment of Taxes has not expired, no member of the Company Group has any liability for Taxes of any person (other than a member of the Company Group that is wholly owned, directly or indirectly, by the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). No member of the Company Group is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or another member of the Company Group is or was the common parent). No member of the Company Group is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned members of the Company Group or between or among members of the Company Group that are wholly owned (directly or indirectly) by the Company or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes and pursuant to which no member of the Company Group has any material liability for Taxes.

(f)             Within the three years prior to the date of this Agreement, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)            No member of the Company Group has engaged in (i) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local, provincial, or non-U.S. Law), or (ii) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local, provincial, or non-U.S. Law).

(h)            None of the Company Group has deferred any payment of Taxes (that would otherwise be due) through any automatic extension or other grant of relief provided by a Pandemic Response Law.

(i)              Prices charged, paid, or incurred between (or among) each of the members of the Company Group, each existing shareholder of the Company, or any of their respective affiliates, or any combination thereof, for any property or services (or for the use of money or any other property) are arm’s-length prices for purposes of applicable transfer pricing laws.

(j)              No member of the Company Group has sought or obtained a ruling from, or accomplished a mutual understanding with, any Governmental Authority which may adversely affect the Tax position of a member of the Company Group, or any asset owned or held directly or indirectly by any member of the Company Group, subsequent to the Closing Date.

(k)            No power of attorney has been executed by, or entered into on behalf of, any member of the Company Group with respect to Taxes or any matter related to Taxes that is in effect.

(l)              No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) deferred revenue accrued prior to the Closing Date, (vii) deferred gains arising prior to the Closing Date, (viii) election under Section 108(i) of the Code (or any corresponding provision of applicable state, local, provincial, or non-U.S. Law), (ix) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) or “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law) of any member of the Company Group (or any affiliate of any member of the Company Group) attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (i.e., measured as though the Closing Date were the last day of the applicable taxable period), and (x) any election under Section 965(h) of the Code.

(m)          The tax classification for U.S. federal income tax purposes of each member of the Company Group, at all times on and after the date of formation of such member, is set forth on Schedule 4.5(m) attached hereto (and, if a member of the Company Group has had more than one tax classification for U.S. federal income tax purposes on or subsequent to its formation, then each tax classification of such member is set forth on Schedule 4.5(m) attached hereto, along with the dates indicating the period in which such member was classified as such an entity for U.S. federal income tax purposes). Other than GVR Trade S.A. and the Company (both of which are members of the Company Group), there is no other member of the Company Group.

(n)            No member of the Company Group is, or ever has had, any branch, agency, permanent establishment, or other taxable presence in any jurisdiction other than its country of its organization.

(o)            Other than GVR Trade S.A., no member of the Company Group is a “controlled foreign corporation” (as defined in Section 957(a) of the Code).

(p)            No member of the Company Group is a “passive foreign investment company” (as defined in Section 1297 of the Code).

Section 4.16       Environmental Matters.

Except as set forth on Section 4.16 of the Disclosure Schedule, (a) to the knowledge of the Company, the Company and each Company Subsidiary and their respective products are and have been in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) has at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties is contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable Law or any Contract which in the case of (i) or (ii) would be reasonably likely to result in a material liability to the Company or any Company Subsidiary; (c) to the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation, or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or Third Parties, pursuant to any applicable Environmental Laws or Permits required under Environmental Laws; (d) no Action has been brought or is pending (or to the knowledge of the Company, threatened) against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since January 1, 2019 which would be reasonably likely to result in a material liability to the Company or any Company Subsidiary; and (e) except as set forth on Section 4.16 of the Disclosure Schedule, there are no above- or below-ground storage tanks presently in use or formerly used since January 1, 2019 at any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company has made available to Parent any and all written communications with or documentation from any Governmental Authorities regarding the presence, in violation of Environmental Laws, of Hazardous Substances or any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since January 1, 2019. The Company has also made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws. Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any material liabilities of a Third Party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any Third Party for any material liabilities arising under or pursuant to any Environmental Law.

Section 4.17       Material Contracts.

(a)            Section 4.17(a) of the Disclosure Schedule lists the following types of Contracts, together with all amendments, to which the Company or any Company Subsidiary is a party, or by which any of their respective properties, rights or assets are bound, as of the date of this Agreement other than each Employee Plan (such Contracts being the “Company Material Contracts”):

(i)                        each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;

(ii)                        all consulting Contracts for those consultants that received from the Company or any Company Subsidiary annual compensation in excess of $100,000 in fiscal year 2021;

(iii)                        all Contracts evidencing indebtedness for borrowed money in excess of $100,000 or granting a Lien on any material property or asset of the Company or any Company Subsidiary;

(iv)                        Company Intellectual Property Contracts (other than Off-the-Shelf Software Licenses), provided that Customer Licenses shall not be required to be scheduled hereunder;

(v)                        all Contracts pursuant to which the Company or any Company Subsidiary provides professional services to a Third Party that involved consideration of more than $100,000 in fiscal year 2021 or that commits the Third Party receiving such professional services to pay consideration of more than $100,000 during the remaining term of the Contract;

(vi)                        all Contracts that (A) grant to a Third Party any right of first refusal or first offer or similar right or that limit in any material respect, or purport to limit in any material respect, the ability of the Company or any Company Subsidiary or, upon the consummation of the Offer or any other Transaction, Parent or any of its Subsidiaries to compete in any line of business or in respect of Company products with any person or in any geographic area or during any period of time, or that grant any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (B) require the disposition of any material asset or line of business of the Company or any Company Subsidiary or, following the Effective Time, of Parent or its affiliates;

(vii)                        any Contract that is a Collective Bargaining Agreement;

(viii)                        any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any Third Party, including any Contract that, following the Effective Time, would apply to Parent or any of its Subsidiaries;

(ix)                        any Contract that involved the payment by the Company and any Company Subsidiary to the counterparty of $250,000 or more in fiscal year 2021;

(x)                        all material Contracts with the top 10 customers of the Company and any Company Subsidiary required to be set forth in Section 4.21 of the Disclosure Schedule;

(xi)                       any Contract that provides for indemnification by the Company or any Company Subsidiaries to any person, other than (A) as entered into in the ordinary course of business, (B) any indemnification or advancement obligations set forth in the certificate of incorporation, bylaws or comparable organizational documents of the Company or the Company Subsidiaries or (C) Contracts that solely provide for indemnification of current and former officers and directors of the Company;

(xii)                      any Contract that is between the Company or any Company Subsidiary and any director or officer of the Company or any person beneficially owning 5% or more of the outstanding Company Shares;

(xiii)                     any Contract that restricts payment of dividends or any other distribution in respect of the Company Shares or the shares of any of the Company Subsidiaries’ capital stock, or the purchase, redemption or other acquisition of any such shares;

(xiv)                     any Contract that contains a standstill or similar agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of another person;

(xv)                      any material Contract that is between the Company or any Company Subsidiary and any Governmental Authority; and

(xvi)                  any Contract that relates to the formation, creation, operation, management or control of any partnership, joint venture or similar arrangements material to the Company or any of the Company Subsidiaries.

(b)            Each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (except as limited by the Enforceability Limitations), and neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Company Material Contract (other than any breaches or defaults that the Company or a Company Subsidiary has cured or that would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole). No event or condition exists or has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults that would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company is not involved in any pending disputes regarding any Company Material Contract, including with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

Section 4.18       Insurance.

(a)            The Company and the Company Subsidiaries are insured by insurers believed by the Company to be financially responsible insurers, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(b)            With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect in all material respects; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and, to the knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.

(c)            Neither the Company nor any Company Subsidiary has received notice with respect to the termination of any such insurance policy.

Section 4.19       Brokers and Expenses.

No broker, finder or investment banker (other than Centerview Partners LLC and Stifel Nicolaus & Company, Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore furnished or made available to Parent a complete and correct copy of all Contracts between the Company and Centerview Partners LLC and Stifel Nicolaus & Company, Incorporated pursuant to which such firms would be entitled to any payment relating to the Transactions.

Section 4.20       Takeover Laws.

The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Company Bylaws is, or at the Effective Time will be, applicable to the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 4.21       Customers and Suppliers.

Section 4.21 of the Disclosure Schedule sets forth as of the date of this Agreement the top 10 suppliers of products or services to the Company and the Company Subsidiaries (based on expenditures for the 12 months ended December 31, 2021) and the top 10 customers of the Company and the Company Subsidiaries (based on consolidated revenues during the 12 months ended December 31, 2021). Since the date of the Latest Balance Sheet, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any such customer or supplier to the effect that any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries except where such change, modification, amendment or reduction, individually or in the aggregate, would not have a Material Adverse Effect, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries except where such failure to perform, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.22       Certain Business Practices.

In the last five years, neither the Company, any Company Subsidiary nor any of its or their respective officers, directors or employees or any other person acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, (i) taken any action in violation of any provision of the FCPA or other applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) used any corporate funds for material unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any material unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable Anti-Corruption Laws.

Section 4.23       Data Protection.

Since January 1, 2019, the Company and the Company Subsidiaries have (i) materially complied with their respective published privacy policies and all applicable Laws relating to protection of personal data and the privacy and security of personally identifiable information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or the Company Subsidiaries) in the Company’s and the Company Subsidiaries’ control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and the Company Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification, except, with respect to clauses (i) and (ii), for any failure to comply or take action that, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2019, to the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, or modification of any such information by Company or any Company Subsidiary (or any of their respective employees or contractors). Since January 1, 2019, to the knowledge of the Company, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such personally identifiable information in Company’s and the Company Subsidiaries’ control by Company or any Company Subsidiary (or any of their respective employees or contractors) (and to the knowledge of the Company, there is no reasonable basis for any such Action).

Section 4.24       Systems and Information Technology.

(a)            Systems. The computer, information technology and data processing systems, facilities and services used by the Company and Company Subsidiaries, including all hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and Company Subsidiaries (collectively, “Systems”), are reasonably sufficient to perform all computing, information technology and data processing operations necessary for the current operation of the Company and Company Subsidiaries. Since January 1, 2019 (i) the Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with industry standards, to protect the Systems within the custody or control of the Company and the Company Subsidiaries from Contaminants; and (ii) to the Company’s knowledge, there has been no breach or unauthorized intrusion to the security of the Systems.

(b)            Information Technology. Since January 1, 2019, the Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site backup of data and information critical to the Company and the Company Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

Section 4.25       Export Control and Economic Sanctions Laws.

(a)               None of the Company, Company Subsidiaries, nor any of the officers, directors, employees, or any other person acting on behalf of the Company or any Company Subsidiary, is (i) a Restricted Person or (ii) acting for or on behalf of a Restricted Person.

(b)               None of the Company or any Company Subsidiary has had or currently has (i) assets located in, or otherwise directly or indirectly derives revenues from or engages in, investments, dealings, activities, or transactions in or with, any Sanctioned Country; or (ii) directly or indirectly derived or derives revenues from or engages in investments, dealings, activities, or transactions with, any Restricted Person.

(c)            The Company and each Company Subsidiary, as well as the officers, directors, employees, and any other person acting on behalf of the Company or any Company Subsidiary, have been and are in compliance with (i) Sanctions and (ii) Ex-Im Laws, except for any failure to comply with any Ex-Im Laws that, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d)            The Company and each of the Company Subsidiaries have obtained all material licenses, registrations and other approvals required for the export, reexport, and transfer of products, Software and technology in order for the Company and each Company Subsidiary to comply with Export Controls (“Export Controls Authorizations”).

(e)            The Company and each of the Company Subsidiaries have complied, and is in compliance with, in all material respects, the terms of such Export Controls Authorizations.

(f)             Neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it is not or may not be in compliance with Ex-Im Laws or Sanctions.

(g)            There has not been and there are no formal or informal investigations by the Company or any Company Subsidiary, or any of their respective legal representatives or a Governmental Authority that relates to a potential, alleged or actual violation of Ex-Im Laws, Sanctions, or applicable Anti-Corruption Laws or Anti-Money Laundering Laws by the Company, any Company Subsidiary, or any officer, director, employee, or any other person acting on behalf of the Company or any Company Subsidiary.

(h)           There have not been, and there are no pending or, to the knowledge of the Company, threatened Actions, conditions or circumstances, pertaining to the Company or any Company Subsidiary, or any officer, director, employee, or any other person acting on behalf of the Company or any Company Subsidiary, that relate to a potential, alleged, or actual violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.

Section 4.26            Government Contracts.

(a)            Neither the Company nor any Company Subsidiary is in, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any material Contract with any Governmental Authority, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Authority or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Authority or a material subcontract issued under a material Contract with any Governmental Authority. Neither the Company nor any of the Company Subsidiaries is in violation, breach or default of any provision of any federal Order, statute, rule or regulation, agency supplements or any similar state or federal Law governing any material Contract, subcontract, bid, or proposal with any Governmental Authority, as applicable. Since January 1, 2019 through the date of this Agreement, none of the Company or any of the Company Subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or any of the Company Subsidiaries been threatened with termination for default under any material Contract or subcontract with any Governmental Authority. Since January 1, 2019, to the knowledge of the Company, the Company has not received a request for equitable adjustment or other written claim by any of its vendors, suppliers or subcontractors against it or any of the Company Subsidiaries relating to material Contracts or subcontracts involving any Governmental Authority.

(b)            There is no pending, and since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received written notice of, any claim by a Governmental Authority of competent jurisdiction against the Company or any of the Company Subsidiaries for any of the following: (i) defective pricing, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Authority, or (vi) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Contracts or subcontracts for any Governmental Authority.

(c)            Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has been suspended or debarred from bidding on Contracts or subcontracts with any Governmental Authority in connection with the conduct of its business, and no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened. To the knowledge of the Company, there is no ongoing Action by any Governmental Authority relating to the material Contracts or subcontracts with any Governmental Authority or the violation of any Law relating to material Contracts with any Governmental Authority or subcontracts.

Section 4.27            Affiliate Transactions.

There are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the Company Subsidiaries, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, on the other hand, except for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, (iii) any agreements with officers or directors providing for indemnification obligations of the Company to such individuals and (iv) other standard employee benefits made generally available to all employees (including any agreement providing for the issuance of Company Shares, Company Stock Options or Company RSUs to such individuals).

Section 4.28            Vote Required.

Assuming the representations and warranties set forth in Section 5.07 are true and correct, and that the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement or to approve and consummate the Transactions.

Section 4.29            Opinion of Financial Advisor.

The Company Board has received the opinion of Centerview Partners LLC, dated February 14, 2022, that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Amount to be paid to the holders of Company Common Stock (other than (a) Dissenting Company Shares and (b) Company Shares that are held by Parent, Purchaser and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Opinion”). The Company shall deliver a correct and complete copy of such written opinion of Centerview Partners LLC to Parent solely for informational purposes after receipt thereof by the Company.

Section 4.30            Non-Reliance.

(a)            The Company is not relying on, or has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, in each case, except for the representations and warranties set forth in Article V. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions. The Company understands, acknowledges and agrees that it has not relied upon, and it specifically disclaims, all other representations and warranties and information of any kind or nature whether express, implied or statutory.

(b)            Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports as contemplated herein) and in the closing certificate delivered pursuant to clause (iii)(e) of Annex A, none of the Company, any of its affiliates or any other person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent and Purchaser or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its affiliates or its and their respective businesses or with respect to any other information provided, or made available, to Parent and Purchaser or their respective affiliates or Representatives in connection with the Transactions, including the accuracy or completeness thereof. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports to the extent provided herein) and any certificate delivered in connection herewith, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates, and for the avoidance of doubt, neither the Company nor any of its affiliates makes any express or implied representation or warranty with respect to any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their respective affiliates or Representatives, including any information made available in the VDR, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Purchaser or their respective affiliates or Representatives or in any other form in connection with the Transactions.

Article V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01            Corporate Organization.

Parent is a corporation duly incorporated and validly existing under the Laws of the State of Texas. Purchaser is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

Section 5.02            Authority Relative to this Agreement.

Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming that the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (assuming that Merger is consummated in accordance with Section 251(h) of the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as limited by the Enforceability Limitations.

Section 5.03            No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) violate the certificate of incorporation or bylaws or equivalent organizational documents of either Parent or Purchaser, (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 5.03(b), and assuming that the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and the accuracy of the Company’s representations and warranties in Section 4.05(c), conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, or result in the loss of a material benefit under any Parent or Purchaser Material Contract or material Permit to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

(b)            Assuming the accuracy of the Company’s representations and warranties in Section 4.05(c), the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (x) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, as well as the rules and regulations of NASDAQ, (y) the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

Section 5.04            Sufficiency of Funds.

Parent has and, at each of the Acceptance Time and the Effective Time will have, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

Section 5.05             Absence of Litigation.

There are no Actions pending or, to the knowledge of Parent or Purchaser, threatened against Parent or Purchaser that seek to enjoin or would be reasonably likely to have the effect of preventing, making illegal or otherwise interfering with the Transactions or otherwise preventing Parent and Purchaser from performing any of their material obligations under this Agreement.

Section 5.06            Purchaser.

All of the outstanding capital stock of Purchaser is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Offer, the Merger and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

Section 5.07            Ownership of Company Capital Stock.

None of Parent, Purchaser or any of their respective directors, officers, general partners or affiliates or, to the knowledge of Parent or any of its affiliates, any employees of Parent, Purchaser or any of their respective affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL. Prior to the date hereof, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would reasonably be expected to cause, Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

Section 5.08            Vote Required.

Assuming the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to adopt this Agreement or to approve and consummate the Transactions.

Section 5.09            Offer Documents; Schedule 14D-9.

The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent to the Company specifically for inclusion in the Schedule 14D-9 shall not, at the date first mailed to stockholders of the Company contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication that shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents or the Offer Documents. The information supplied by Parent for inclusion in the Schedule 14D-9 and the Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 5.10            Stockholder and Management Arrangement.

As of the date of this Agreement, neither Parent or Purchaser nor any of their respective affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other affiliate of the Company (a) relating to (i) this Agreement or the Transactions (including the Merger); or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Amount or the Merger Consideration in respect of such stockholder’s shares of Company Shares; (ii) such holder of Company Shares has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other affiliate of the Company has agreed to provide, directly or indirectly, an equity investment to Parent, Purchaser or the Company to finance any portion of the Merger.

Section 5.11            Solvency.

As of the Acceptance Time and Effective Time and immediately after giving effect to the Merger (including the payment of the aggregate Merger Consideration), the other Transactions and, assuming the accuracy in all material respects of the representations and warranties set forth in Article IV and assuming the Company is solvent as of immediately prior to the Effective Time, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Purchaser is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 5.12             Non-Reliance.

(a)               Neither Parent nor Purchaser is relying on, or has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, in each case, except for the representations and warranties set forth in Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports as contemplated herein) and in the closing certificate delivered pursuant to clause (iii)(e) of Annex A. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company (including with respect to the business and operations of the Company) in connection with the Transactions. Each of Parent and Purchaser understands, acknowledges and agrees that it has not relied upon, and each of them specifically disclaims, all other representations and warranties and information of any kind or nature whether express, implied or statutory.

(b)               Without limiting Parent’s and Purchaser’s reliance on the representations and warranties set forth in Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports as contemplated herein) or in the closing certificate delivered pursuant to clause (iii)(e) of Annex A as expressly set forth in (and permitted by) this Agreement, (i) in entering into this Agreement, each of Parent and Purchaser have relied solely upon its own investigation and analysis, (ii) Parent and Purchaser have been given access to and an opportunity to examine such documents, materials and information concerning the Company as Parent and Purchaser have deemed necessary or advisable in order to reach an informed decision as to the decision to enter into this Agreement and consummate the Transactions, (iii) in connection with such due diligence investigation of the Company by Parent and Purchaser and their respective affiliates, stockholders and Representatives, Parent and Purchaser and their respective affiliates, stockholders and Representatives have received or been provided access to and may continue to receive or be provided access to (including in the VDR) after the date of this Agreement from the Company and its affiliates, stockholders and Representatives, certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its businesses and operations, (iv) Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Purchaser are familiar, that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business and strategic plans), and that Parent and Purchaser have not relied on such information and will have no claim against the Company, its affiliates, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, unless, and subject to the express terms of this Agreement, any such information is expressly included in a representation or warranty contained in Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports as contemplated herein), and (v) neither the Company nor any of its affiliates, stockholders or Representatives, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in Article IV (as qualified by the Disclosure Schedule and the Company SEC Reports as contemplated herein).

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01            Conduct of the Business Pending the Merger.

Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 6.01 of the Disclosure Schedule or Section 6.02 of the Disclosure Schedule; (c) as expressly prohibited by Section 6.02; (d) as required by applicable Law or required, or in the Company’s good faith reasonable discretion after consultation with Parent, advisable in connection with any COVID-19 Measures; or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Interim Period”), the Company will, and will cause each of the Company Subsidiaries to: (i) maintain its existence in good standing pursuant to applicable Law (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); (ii) subject to the restrictions and exceptions set forth in Section 6.02 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and senior management-level employees; (C) preserve and maintain the current relationships and goodwill with its material third-party business relations; and (D) comply in all material respects with all applicable Laws and the material requirements of the Company Leases and Company Material Contracts; provided, that notwithstanding anything in this Section 6.01 to the contrary, no action by or failure to act of the Company in order to comply with the express requirements of any subsection of Section 6.02 shall in and of itself be deemed a breach of this Section 6.01 or any other subsection of Section 6.02.

Section 6.02            Forbearance Covenants of the Company.

Except (I) as set forth in Section 6.02 of the Disclosure Schedule; (II) as expressly approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (III) as required by applicable Law or required in connection with any COVID-19 Measures (provided that this clause (III) shall not circumvent or supersede the express restrictions set forth in clause (k) below); or (IV) as expressly contemplated by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any of the Company Subsidiaries:

(a)            amend or otherwise change (or propose to amend or otherwise change) the Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(b)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any of the Company Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, Company Stock Options or voting securities), of the Company or any of the Company Subsidiaries, except for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date hereof as disclosed in Section 4.03(b) or in accordance with Section 6.02(b) of the Disclosure Schedule in accordance with the terms of those Company Stock Options or Company RSUs as in effect on the date of this Agreement;

(c)            transfer, lease, sell, pledge, license, dispose of, abandon, or encumber any material assets, rights or properties of the Company or any of the Company Subsidiaries, except in the ordinary course of business;

(d)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company) or enter into an agreement with respect to the voting of its capital stock;

(e)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or authorize or agree to do any of the foregoing, directly or indirectly, any of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs or (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs;

(f)             (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), in one transaction or any series of related transactions, any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business and not to exceed $1,000,000 in the aggregate; (iv) make, authorize or make any commitment with respect to any capital expenditures in excess of $1,000,000 in the aggregate per fiscal quarter; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Company Subsidiary; or (vi) enter into or amend any Contract, commitment or arrangement with respect to any matter set forth in this Section 6.02(f);

(g)            (i) enter into, adopt, amend (including accelerating vesting, payment or funding thereunder), modify or terminate any Employee Plan; (ii) increase the compensation or benefits payable to any director, officer, employee, individual consultant or other individual service provider of the Company or any of the Company Subsidiaries or pay any compensation or benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan, except in the case of each of clauses (i) and (ii), (A) as may be required by applicable Law or the terms of the applicable Employee Plan as in effect on the date of this Agreement, which is set forth on Section 4.10(a) of the Disclosure Schedule; (B) making Employee Plans available to any new hires of employees of the Company or the Company Subsidiaries, or any employees of the Company or the Company Subsidiaries who are newly eligible for any such Employee Plan as a result of a promotion, each in the ordinary course of business and consistent with past practice; or (C) for increases in the ordinary course of business and consistent with past practice in the compensation of employees of the Company at the vice president level or below who earn less than $200,000 in total annual compensation; provided, that these exceptions in the foregoing clauses (A), (B) and (C) will not apply to any actions otherwise prohibited by Section 6.02(c) (including with respect to the grant or the issuance of any Company Securities) or the following subclause (iii); or (iii) enter into any change in control, severance or similar agreement or any retention, bonus, transaction or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company or any of the Company Subsidiaries; provided that, in each case of clauses (i) through (iii), the Company or any of the Company Subsidiaries (x) may change the title of its employees, provided such changes in title do not involve material increases in the applicable employee’s compensation or benefits, acceleration of vesting or acceleration of payment of the applicable employee’s benefits or compensation, other than as provided for in accordance with this Section 6.02(g), and (y) may make annual or quarterly bonus, sales or commission payments or accruals in the ordinary course of business as required or permitted by the terms of any Employee Plans as in effect on the date of this Agreement;

(h)            announce, implement or effect any reduction in labor force greater than 10% of the total Company headcount, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary, or hire or terminate (other than for cause) any employee of the Company or any Company Subsidiary at the vice president level or above who earns $200,000 or more in total annual compensation;

(i)              enter into any Collective Bargaining Agreement;

(j)              enter into a new line of business that (A) is material to the Company and the Company Subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(k)            (A) make, revoke, modify, or change any material election related to Taxes; (B) settle, concede, or compromise any material liability, claim, or assessment related to Taxes; (C) change or otherwise alter the fiscal year of any member of the Company Group, any material matter related to Tax accounting, or any method of Tax accounting; (D) request or consent to any extension or waiver of any limitation period with respect to, or applicable to, any Tax, Tax claim, or Tax assessment; (E) file or join in any Tax Return (other than a Tax Return (I) that is prepared in accordance with past practice and custom of the Company Group and (II) that is in accordance with the provisions of this Agreement) that could materially increase the Taxes payable by the Company or any Company Subsidiary; (F) file any material amended Tax Return or any amendment or other modification to any Tax Return; (G) surrender, settle, compromise, concede, or abandon (I) any right to claim a refund of a material amount Taxes or (II) any claim related to Taxes; (H) fail to pay any material Tax that becomes due and payable; (I) enter into a “closing agreement” (as defined in Section 7121 of the Code), or any other similar agreement, with any Governmental Authority regarding any income or other material Tax; (J) enter into any voluntary disclosure agreement or program with any Governmental Authority; (K) change the tax residency or tax classification of any member of the Company Group; or (L) make any election or promise with respect to any of the foregoing (i.e., with respect to any of subclauses (A) through (K) of this Section 6.02(k));

(l)              settle any material claim, arbitration or other Action;

(m)            except as required by Law, enter into any Contract or amendment that would be a Company Lease or a Company Material Contract, or amend or modify in any material respect in a manner that is adverse to the Company or any Company Subsidiary, or terminate or consent to the termination of, any Company Lease or Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Lease or a Company Material Contract in accordance with its terms;

(n)            (i) except in the ordinary course of business consistent with the Company’s or any Company Subsidiary’s past practices, enter into any Contracts (A) under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any license, release, immunity or other right with respect to any Owned Company Intellectual Property (other than Customer Licenses); (B) under which the Company or any Company Subsidiary establishes with any Third Party a joint venture, strategic relationship, or partnership pursuant to which the Company agrees to develop or create (whether jointly or individually) any material Intellectual Property, products or services; or (C) under which the Company or any Company Subsidiary becomes obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party; or (ii) enter into any Contracts (A) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights of Parent; or (B) under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment or exclusive license with respect to any Owned Company Intellectual Property;

(o)            enter into or amend any Contract pursuant to which any other party is granted, or that otherwise subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope that materially restrict the Company or any Company Subsidiary or, upon completion of the Offer or any other Transaction, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location or otherwise imposes material changes or restrictions on their assets, operations or business;

(p)            enter into any lease, sublease or license for real property or material operating lease;

(q)            enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company, except as otherwise permitted or required by this Agreement;

(r)             commence any material Action, other than to enforce its rights under this Agreement or in connection with the Transactions;

(s)            delay the payment of any trade payables to vendors and other Third Parties or accelerate the collection of trade receivables and other receivables by offering discounts or otherwise, in each case outside the ordinary course of business consistent with past practices;

(t)              terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of the Company Subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage;

(u)            abandon, transfer, permit to lapse, license or otherwise grant rights with respect to any Owned Company Intellectual Property (other than Customer Licenses granted in the ordinary course consistent with past practice);

(v)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or

(w)            otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in this Section 6.02, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Company Subsidiaries.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01            Approval of the Merger.

The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Purchaser and the Company as soon as practicable following the Acceptance Time without a stockholders meeting pursuant to Section 251(h) of the DGCL.

Section 7.02            Access to Information; Confidentiality.

(a)            Upon reasonable prior notice, from the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and other Representatives of Parent and Purchaser reasonable access during normal business hours in the United States to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary, including the Owned Company Intellectual Property, and shall furnish Parent and Purchaser with such financial, operating and other data and information (including the work papers of the Company’s accountants) as Parent or Purchaser, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws; provided, that such disclosure shall not be required to include any information that is (i) subject to a statutory non-disclosure or similar provision or agreement with a Governmental Authority or prime contractor, higher-tier subcontractor, distributor, or other Third Party for end use by a Governmental Authority (collectively, “Governmental Contracting Parties”) unless solely provided to the recipient’s U.S. outside counsel, to the extent such disclosure complies with all applicable Laws, who may summarize such information and share its findings (but not the underlying information) with Parent and Purchaser to the extent disclosure of such summary complies with all applicable Laws, or (ii) subject to an attorney-client or other similar privilege. If requested by Parent, the Company agrees to use its reasonable best efforts to secure the consent of the appropriate Governmental Contracting Party to permit disclosure of such protected information to Parent and Purchaser.

(b)            All information obtained by Parent or Purchaser pursuant to this Section 7.02 shall be held confidential in accordance with the confidentiality agreement between Parent and the Company (the “Confidentiality Agreement”).

(c)            The Company shall consult with Parent in good faith on a regular basis as reasonably requested by Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers and potential customers, the status of ongoing operations and other matters reasonably requested by Parent, including the continued accuracy of the Company’s representations and warranties and compliance with the Company’s covenants and obligations under this Agreement.

(d)            The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 7.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to Representatives of the recipient without the advance written consent of the Company.

(e)            No investigation or consultation pursuant to this Section 7.02 or otherwise shall affect any representation, warranty, covenant or other agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

Section 7.03            Solicitation of Transactions.

(a)            No-Shop Period.

  (i)             Subject to the terms of this Section 7.03, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct its and their respective Representatives to (A) immediately cease and cause to be terminated any existing solicitation, initiation, discussion or negotiation with any person conducted heretofore by the Company, the Company Subsidiaries or any of their Representatives with respect to any Acquisition Proposal other than (1) directing such persons to the provisions contained in this Section 7.03 or (2) following receipt of an unsolicited Acquisition Proposal, contacting such person or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal pursuant to and in accordance with this Section 7.03, (B) promptly following the date hereof (and in any event within three business days after the date of this Agreement), request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its Representatives to such person or any of such person’s Representatives in accordance with the terms of such confidentiality agreement, and (C) promptly following the date hereof (and in any event within one business day after the date of this Agreement), terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by any person described in clause (B) and its Representatives.

  (ii)            Except as permitted by this Section 7.03, from the date of this Agreement and continuing until the earlier of the Acceptance Time or the termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct its and their respective Representatives not to (and shall not authorize or knowingly permit any of its and their respective Representatives to), directly or indirectly: (A) solicit, initiate, knowingly encourage, induce or facilitate (including through the furnishing of any information) the submission or announcement of any proposal that could lead to any Acquisition Proposal or the making thereof to the Company or its stockholders; (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information to, or otherwise cooperate in any way with, any person (other than Parent, Purchaser and their Representatives) with respect to any Acquisition Proposal; or (C) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). Any failure by the Company Subsidiaries or any Representative of the Company or any Company Subsidiary to comply with this Section 7.03 or the Company’s instructions required under this Section 7.03 shall be deemed to be a breach of this Section 7.03 by the Company.

  (iii)           Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to the Acceptance Time, in response to an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Proposal, the Company may, subject to compliance with Section 7.03(c), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of this Section 7.03(a) and Section 7.03(c)) containing provisions (other than standstill provisions) not materially less restrictive in the aggregate to such person than such provisions of the Confidentiality Agreement are to Parent; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or promptly (but in any event within 24 hours thereafter) following the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), (A) such Acquisition Proposal did not result from a breach of this Section 7.03, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent (1) written notice of the identity of such person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person and (2) a non-redacted true and complete copy of the confidentiality agreement entered into with such person within 24 hours of its execution. In addition, notwithstanding the foregoing, prior to the Acceptance Time, the Company may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, waive or not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to result in, a Superior Proposal, that did not, in each case, result from a breach by the Company of this Section 7.03(a). The Company shall not provide (and shall not permit any of Company Subsidiary or its or their Representatives to provide) any commercially or competitively sensitive nonpublic information to any competitor of the Company or its Subsidiaries in connection with the actions permitted by this Section 7.03(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company and the Company Subsidiaries.

  (iv)           For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal, which did not result from a breach of this Section 7.03 or otherwise arise in connection with a material breach of this Section 7.03, made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and Company Subsidiaries, taken as a whole and that the Company Board determines in good faith after consultation with its financial advisor and its outside legal counsel to be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger (after taking into account (1) any changes to the terms of this Agreement agreed to in writing by Parent in response to such offer or otherwise and (2) all reasonably relevant factors (including closing certainty, certainty of financing, the legal, financial, timing, regulatory and other aspects of the proposal, conditions to consummation and the identity of the party making the proposal)).

(b)            (i)            Except as set forth in this Section 7.03, until the earlier of the Acceptance Time and the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (x) (A) fail to make pursuant to Section 2.02(b), or withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Offer or the Merger (the “Company Board Recommendation”), (B) fail to recommend against acceptance of any tender offer or exchange offer other than the Offer for the Company Common Stock within five business days of the commencement of such offer, (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.03(a)) (any of the foregoing, an “Acquisition Agreement”). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 7.03 shall not, in and of themselves, be deemed to be a Change in Recommendation.

  (ii)            Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board may at any time prior to the Acceptance Time and solely in response to an Intervening Event, effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation unless the Company shall have provided to Parent (A) a reasonably detailed description of the facts, circumstances and other conditions giving rise thereto as soon as reasonably practicable after becoming aware of such Intervening Event and (B) prior written notice at least five business days in advance of its intention to take such action (a “Notice of Intervening Event”) (it being understood and agreed that the occurrence of a material modification to such Intervening Event shall require a new Notice of Intervening Event with a new three business day notice period), and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (or, with respect to a new Notice of Intervening Event, three) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary; and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 7.03(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 7.03(b)(iii)).

  (iii)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a breach of this Section 7.03 or otherwise arise in connection with a material breach of this Section 7.03, (A) make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal (after giving effect to all of the adjustments to this Agreement that may be offered by Parent in response thereto), failure to make such Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 9.01(f) and concurrently with such termination enter into an Acquisition Agreement with respect to such Superior Proposal if the Company Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of the receipt of such Superior Proposal, failure to so terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B) unless concurrently with such termination the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with Section 9.01(f); provided, further, that the Company shall not be entitled to exercise its right to make a Change in Recommendation pursuant to this Section 7.03(b)(iii) or terminate this Agreement pursuant to Section 9.01(f), unless the Company has:

1)                  provided to Parent five business days’ prior written notice that it intends to take such action (a “Notice of Designated Superior Proposal”), which notice shall describe the terms and conditions of, and the identity of the person making, any Superior Proposal that is the basis of the proposed action by the Company Board (a “Designated Superior Proposal”) and attach an unredacted true and complete copy of the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal with a new three business day notice period),

2)                  during each such five (or, with respect to a new Notice of Designated Superior Proposal, three) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal, and

3)                  at the end of such five (or, with respect to a new Notice of Designated Superior Proposal, three) business day period, if such Acquisition Proposal has not been withdrawn, the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to in writing by Parent in response to a Notice of Designated Superior Proposal, as a result of the negotiations required by clause 2) or otherwise).

(c)            The Company shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of the receipt by the Company or any of its Representatives of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes or material updates thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry). The Company shall keep Parent informed on a reasonably prompt basis in all material respects of the status and details (including by notifying Parent in writing of any material change to the terms thereof within 24 hours of receipt thereof by the Company) of any Acquisition Proposal. The Company shall publicly reaffirm the Company Board Recommendation within five business days of the commencement of any tender or exchange offer by a Third Party, after receipt of a written request by Parent to provide such reaffirmation, unless a Change in Recommendation is permitted by Section 7.03(b)(iii).

(d)            Nothing contained in this Section 7.03 shall prohibit the Company or the Company Board from (i) making any disclosure to the holders of Company Shares if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law (provided that each such disclosure shall include a public reaffirmation of the Company Board Recommendation), or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication; and provided further that this Section 7.03(d) shall not be deemed to permit the Company Board or any committee thereof to make a Change in Recommendation except as expressly permitted by Section 7.03(b).

Section 7.04            Employee Benefits Matters.

(a)            Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans set forth on Section 7.04(a) of the Disclosure Schedule, as applicable, will occur as of the Effective Time.

(b)            From and after the Effective Time through one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the written Employee Plans set forth on Section 4.10(a) of the Disclosure Schedule in accordance with their terms as in effect on the date of this Agreement. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(c)            The Company has provided to Purchaser a list, as of the date hereof, of all employees of the Company and the Company Subsidiaries with such employee’s (i) name, (ii) date of hire and other service crediting date, if any, (iii) base salary or wage rate, (iv) target short-term cash bonus and cash commission compensation opportunities, and (v) whether such employee is on a leave of absence and, if so, the nature of such leave and any anticipated return to work date. Such Schedule shall be updated as of two business days prior to the Merger Closing. As of the Merger Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees who were employed by the Company and the Company Subsidiaries as of the Effective Time. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee who remains employed with the Surviving Corporation or any of its Subsidiaries with (x) a base salary or wage rate and target short-term cash bonus or cash commission compensation opportunities that are at least substantially comparable in the aggregate to such Continuing Employee’s base salary or wage rate and target short-term cash bonus or cash commission compensation opportunities as of immediately prior to the Effective Time, and (y) all other employee benefits (excluding any equity or equity-based benefits, defined benefit pension plans and/or nonqualified deferred compensation plans) that are at least substantially comparable in the aggregate to such employee benefits that each such Continuing Employee received as of immediately prior to the Effective Time under the applicable Employee Plans set forth on Section 4.10(a) of the Disclosure Schedule.

(d)            To the extent that an employee benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and vacation accrual and severance pay entitlement (but not including for any purpose under equity or equity-based benefit or compensation arrangements or defined benefit pension plans) to the same extent and for the same purpose as such service was credited to such person under the corresponding Employee Plan as of the Effective Time, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, collectively, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces at the Effective Time coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to (A) cause all waiting periods, preexisting condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent waived under the corresponding Old Plan, and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan (other than any flexible spending account plan) for purposes of satisfying the applicable deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent as such amounts were credited for the same purpose under the corresponding Old Plan. In the event Parent or the Surviving Corporation terminates any Employee Plan that is a Section 125 plan flexible spending arrangement, the Surviving Corporation shall transfer and Parent shall accept the flexible spending account elections and accounts of the Continuing Employees. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will be available for use pursuant to the terms of Parent’s and its Subsidiaries’ vacation policy as in effect from time to time.

(e)            The Company shall (and Parent shall cause the Surviving Corporation to) pay, at a time no later than the time customarily paid by the Company, to each Continuing Employee who is actively employed on the payment date for the Company’s incentive bonus plan for fiscal year 2022 (the “Bonus Plan”) and who is then participating in the Bonus Plan, a cash bonus in an amount equal to no less than the accrued 2022 quarterly and annual bonus amounts as of the Closing Date (or, if later, March 31, 2022) based on actual performance for the period from January 1, 2022 through the Closing Date (or, if later, March 31, 2022), in a manner consistent with past practice and in accordance with the terms of the Bonus Plan. If the Closing Date is prior to March 31, 2022, Parent shall cause the Surviving Corporation to continue the Bonus Plan in effect through such date.

(f)             Parent or an affiliate of Parent (including the Surviving Corporation) may enter into new agreements (the “New Employment Agreements”) with one or more employees of the Company or any Company Subsidiary following the date hereof, which New Employment Agreements shall be effective as of and contingent upon the Merger Closing.

(g)            Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.04 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) create rights in any Continuing Employee requiring Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any other third-party beneficiary rights in any person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

Section 7.05            Directors’ and Officers’ Indemnification and Insurance.

(a)            For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been required under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent required under applicable Law). Without limiting the foregoing, Parent shall cause the Surviving Corporation and each of its Subsidiaries to for a period of not less than six years from the Effective Time (i) maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Surviving Corporation’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to the Indemnified Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Indemnified Persons thereunder, in each case, except as required by Law.

(b)            Prior to the Effective Time, the Company shall, and for six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 7.05(b) the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement. Notwithstanding the foregoing, at any time the Surviving Corporation may, and prior to the Acceptance Time, the Company may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance the Surviving Corporation’s obligations pursuant to the first sentence of this Section 7.05(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 7.05(b).

(c)            The provisions of this Section 7.05 shall survive the acceptance of Company Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 7.05 may not be amended, altered or repealed after the Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

(d)            If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

Section 7.06       Anti-Takeover Statutes.

In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions contemplated hereby.

Section 7.07       Notification of Certain Matters.

The Company shall give prompt notice to Parent and Purchaser in writing of: (i) any (x) representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in clause (iii)(c) of Annex A would not, or would not reasonably be expected to, be satisfied such that the consummation of the Transactions is expected to be materially delayed beyond the Outside Date (as it may be extended); or (y) failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in clause (iii)(d) of Annex A would not, or would not reasonably be expected to, be satisfied such that the consummation of the Transactions is expected to be materially delayed beyond the Outside Date (as it may be extended); (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) other than as disclosed pursuant Section 7.08, any Actions commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries, as the case may be, that if, pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Purchaser contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Purchaser to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the failure to so comply or the becoming untrue or incorrect would reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

Section 7.08       Litigation.

At all times during the Interim Period, the Company shall control the defense of any Transaction Litigation, but the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (but not control, and at Parent’s sole cost and expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 7.08, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected or jeopardized in any respect), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Action related to Dissenting Company Shares will be governed by Section 3.08(b).

Section 7.09      Consents and Approvals.

(a)            The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (w) respond to any inquiries or requests for information related to the Transactions from, or submit any applications, notices, petitions and filings requested or required by, any Governmental Authority acting in its official capacity, (x) prepare and file all necessary documentation, (y) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act, as more specifically addressed in Section 7.10) and (z) obtain all permits, consents, waiting period expirations or terminations, approvals and authorizations of all Third Parties and Governmental Authorities that are reasonably deemed necessary or advisable to consummate the Transactions. The Company shall also use its reasonable best efforts to obtain all consents required to be listed on Section 4.05(a) of the Disclosure Schedule. The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the parties hereto to consummate the Transactions contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b)            Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.

(c)            This Section 7.09 is subject to, in all respects, the provisions of Section 7.10 below.

Section 7.10       HSR Act Filing.

(a)            As promptly as reasonably possible after the date of this Agreement and in any event within 15 business days, if required by any Law, each of Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Offer and the Merger and the other Transactions pursuant to this Agreement. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust or related Law in connection with such filings, including all documents or information requested under 16 C.F.R. § 803.20 or other rules under the HSR Act. To the extent permitted by Law, each of Parent and the Company shall consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust Law; provided, however, that Purchaser, after consulting in good faith with the Company, shall direct and control all decisions with respect to filings, strategy and proceedings under the HSR Act or any other antitrust Law, including (i) the timing of any submissions under the HSR Act, (ii) whether to withdraw or refile any submission to a Governmental Authority, (iii) whether to enter into any agreement with a Governmental Authority regarding timing and (iv) whether to propose, discuss, or offer any remedy to a Governmental Authority. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each party hereto will permit authorized Representatives of the other parties to attend any meeting, communication, or conference with any Governmental Authority in connection with such proceedings under or relating to the HSR Act or any other antitrust Law. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the Transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any nonpublic information provided to the other under this Section 7.10 as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information; provided, however, that each of the Company, Parent and Purchaser may redact any valuation and related information before sharing any information provided to any Governmental Authority with another party on an “outside counsel only” basis. Parent shall pay directly to the applicable Governmental Authority the applicable filing fee required in connection with the filings and other materials required under the HSR Act, or in connection with any other antitrust notifications.

(b)            Each of Parent, Purchaser and the Company shall use its reasonable best efforts to offer to take (and if such offer is accepted, commit to take) such steps which it is capable of taking to avoid or eliminate impediments under any antitrust Laws that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions, so as to enable the Acceptance Time and the Merger Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Outside Date (as it may be extended), including offering to take or offering to commit to take action that limits its freedom of action with respect to, or ability to retain, any of the businesses, services or assets of Parent or its Subsidiaries or the Company and the Company Subsidiaries. Notwithstanding anything else herein, Parent, Purchaser and the Company shall not be required to (and neither the Company nor any Company Subsidiary, without first obtaining Parent’s prior written consent, which consent may be withheld in Parent’s sole discretion, shall, or shall offer or agree to) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or the Company or any Company Subsidiary.

(c)            If Parent, Purchaser or the Company (i) would be required by a Governmental Authority to sell, license, assign, transfer or otherwise divest or dispose of any assets or businesses of Parent or its Subsidiaries or the Company or any Company Subsidiary, or (ii) would be required to limit Parent’s, the Purchaser’s or the Company’s freedom of action with respect to any of the businesses, services or assets of Parent or its Subsidiaries and the Company and the Company Subsidiaries in a manner that would have, individually or in the aggregate, a Material Adverse Effect or that would be materially adverse to Parent and its affiliates (whether before or after the Merger Closing), then in the case of each of the foregoing clauses (i) and (ii) Parent may elect to (A) accept such remedy as required to avoid or eliminate all impediments under any antitrust Laws that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions, so as to enable the Acceptance Time and the Merger Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Outside Date; or (B) to the extent permitted hereby, terminate this Agreement and comply with Parent’s and Purchaser’s obligations hereunder, including, if required by Section 9.03(c), payment of the Parent Termination Fee.

Section 7.11       Rule 16b-3.

Prior to the Acceptance Time, Parent, Purchaser and the Company shall take all such actions as may reasonably be necessary and permitted to cause the Transactions contemplated by this Agreement, including (a) any dispositions of shares of Company Common Stock (including Company RSUs and derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the conversion of Company Stock Options as contemplated by Section 3.07 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12       Rule 14d-10(d) Matters.

Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Company Subsidiary on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.13       Delisting.

Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq Stock Market LLC and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time.

Section 7.14       Further Assurances.

Each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions, including to vacate any Law or Order that makes illegal, restrains or prohibits the Offer or the Merger. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions. To the extent permitted by applicable Law, the Company hereby agrees to (and hereby agrees to cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to), (i) cooperate with any marketing efforts of Parent in connection with, or otherwise related to, the Transactions, including using reasonable best efforts to cause its Representatives to be available during normal working hours and upon reasonable notice, to participate in meetings, presentations and due diligence sessions, (ii) assist with the preparation of materials for any meetings or presentations in connection with, or otherwise related to, the Transactions, (iii) provide to Parent and Purchaser, and use reasonable best efforts to cause the Representatives of the Company and the Company Subsidiaries to provide, all financial information regarding the Company and the Company Subsidiaries that Parent and Purchaser may reasonably request, including unaudited and audited balance sheets and related statements of income and cash flows and information reasonably required to assist in the preparation of pro forma financial statements by Parent and Purchaser and (iv) provide all documentation and other information that Parent and Purchaser may reasonably request to permit the consummation of the Transactions. The Company agrees to provide, and to cause the Company Subsidiaries to provide, any items requested and set forth in clauses (i), (ii) and (iii) no later than fifteen (15) days prior to the Acceptance Time to the extent practicable and to the extent that reasonable prior notice of such request shall have been provided by Parent and Purchaser.

Section 7.15       Public Announcements.

The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Purchaser, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Superior Proposal (or an Acquisition Proposal which is expected to lead to a Superior Proposal) or a Change in Recommendation), on the one hand, and Parent and Purchaser, on the other hand, will use reasonable best efforts to consult with the other parties hereto before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that (i) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law, regulation or stock exchange rule or listing agreement; (B) principally directed to employees, suppliers, customers, partners or vendors or other commercial and business relationships so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually if approved by the other party hereto); (C) solely to the extent related to a Superior Proposal (or an Acquisition Proposal which is expected to lead to a Superior Proposal) or Change in Recommendation; or (D) descriptions of the Transactions which are consistent with the previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually if approved by the other party hereto) and (ii) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Purchaser and their affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such person or any affiliates of such person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such person’s website in the ordinary course of business (but with respect to such deal descriptions, only to the extent that such descriptions are consistent with the previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually if approved by the other party hereto)).

Section 7.16       FIRPTA Certificate.

At or prior to Merger Closing, the Company shall deliver to Parent a duly executed and completed certificate stating that no interest in the Company is, and that no interest in the Company has been, a “United States real property interest” (as defined in Section 897(c)(1)(A) of the Code) for the period described in Section 897(c)(1)(A)(ii) of the Code, along with a duly executed and completed notification to the IRS described in Treasury Regulation Section 1.897-2(h) regarding delivery of such certificate.

Section 7.17       Obligations of Purchaser.

Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Purchaser, will execute and deliver to Purchaser and the Company a written consent, in form and substance reasonably acceptable to the Company, approving the Offer and Merger in accordance with the applicable provisions of the DGCL.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01       Conditions to the Merger.

The obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver, at or prior to the Effective Time, of the following conditions:

(a)            No Law or Order. No Governmental Authority of competent jurisdiction in any jurisdiction in which Parent, the Purchaser, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and makes illegal, restrains or prohibits the consummation of the Merger.

(b)            Offer. Purchaser or its permitted assignee shall have accepted for payment all Company Shares validly tendered and not withdrawn pursuant to the Offer.

Article IX.

TERMINATION

Section 9.01       Termination.

This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Acceptance Time (except to the extent expressly provided in this Section 9.01) only:

(a)	By mutual written consent of Parent and the Company; or

(b)	By either Parent or the Company, if:

(i)                        the Acceptance Time shall not have occurred on or before 5:00 p.m. Pacific time on June 14, 2022 (the “Outside Date”); provided, that

1)                  if on such date, the Regulatory Condition shall not have been satisfied or waived, but all other conditions set forth in Annex A have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing Date, provided that such conditions are capable of being satisfied), then the Outside Date shall be automatically extended to and including August 14, 2022; and

2)                  the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, (A) non-satisfaction of any Tender Offer Conditions prior to the Outside Date or (B) the failure of the Acceptance Time to have occurred prior to the Outside Date;

(ii)                        the Offer (as it may have been extended pursuant to Section 2.01(d)) expires as a result of the non-satisfaction of one or more Tender Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Offer pursuant to Section 2.01(d) without any Company Shares tendered in the Offer having been purchased; provided, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the non-satisfaction of any Tender Offer Conditions or the termination or withdrawal of the Offer;

(iii)                        any Governmental Authority of competent jurisdiction in any jurisdiction in which Parent, the Purchaser, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and (x) makes illegal, restrains or prohibits acceptance for payment of, or payment for, the Company Shares pursuant to the Offer or consummation of the Merger, or (y) enjoins Purchaser from accepting for payment, or paying for, the Company Shares pursuant to the Offer or Parent and the Company from consummating the Merger, and, in each case, such Law or Order shall have become final and non-appealable;

(c)            By Parent if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in any case such that the events set forth in clause (iii)(c) or (iii)(d) of Annex A shall have occurred; provided, that, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is 30 business days from the date the Company is notified in writing by Parent of such breach, Parent may not terminate the Agreement pursuant to this Section 9.01(c) (x) prior to such earlier date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; provided, further, that Parent may not terminate this Agreement pursuant to this Section 9.01(c) if there is a breach, inaccuracy or failure such that the Company would have the right to terminate this Agreement pursuant to Section 9.01(e) (but for any required notice or cure period associated with such termination right);

(d)            By Parent, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation; (ii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation, without any conditions attached thereto, or failed to recommend that the Company’s shareholders reject any publicly announced tender offer or exchange offer and not tender their Company Shares into such tender offer or exchange offer within five business days after the commencement of a tender or exchange offer or public announcement or public notice of an Acquisition Proposal from a Third Party after written request from Parent to do so unless a Change in Recommendation is permitted by Section 7.03(b)(iii); or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement);

(e)            By the Company, if there is an inaccuracy in Parent’s or Purchaser’s representations herein, or a breach by Parent or Purchaser of its covenants herein, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Company Shares (assuming all Company Shares were validly tendered and not withdrawn pursuant to the Offer); provided, if such breach or inaccuracy is capable of being cured prior to the date that is the earlier of (A) the Outside Date and (B) the date that is 30 business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 9.01(e) (x) prior to such earlier date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) if there is a breach, inaccuracy or failure such that Parent would have the right to terminate this Agreement pursuant to Section 9.01(c) (but for any required notice or cure period associated with such termination right);

(f)             By the Company if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Acquisition Agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Acquisition Agreement with respect to such Superior Proposal; provided that concurrently with such termination the Company pays the Company Termination Fee; or

(g)            By the Company if, following the Expiration Date, Purchaser shall have failed to accept for payment all Company Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.01(f) after the satisfaction or, to the extent waivable by Parent or Purchaser, waiver by Parent or Purchaser of each of the Tender Offer Conditions.

Section 9.02       Manner and Effect of Termination.

The party terminating this Agreement pursuant to Section 9.01 (other than pursuant to Section 9.01(a)) must deliver prompt written notice thereof to the other parties hereto setting forth in reasonable detail the provision of Section 9.01 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. In the event of the termination of this Agreement in accordance with Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Purchaser, the Company or their respective affiliates or Representatives; provided, that, (a) Article I (Definitions), Section 7.02(b) (Confidentiality), Section 7.15 (Public Announcements), Section 9.03 (Fees), Article X (General Provisions) and this Section 9.02 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party from liability for any fraud or Willful Breach of this Agreement prior to or in connection with such termination. Notwithstanding anything in this Agreement to the contrary, if the Company validly terminates this Agreement pursuant to Section 9.01(g), Purchaser’s failure to accept for payment the validly tendered Company Shares shall constitute a Willful Breach by Parent and Purchaser. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

Section 9.03       Fees.

(a)            In the event that this Agreement is terminated:

(i)                        by Parent or the Company in accordance with Section 9.01(b)(i), Section 9.01(b)(ii) or Section 9.01(c) (other than in connection with a breach by the Company of any of its covenants in Section 7.03), and (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date hereof and prior to such termination and (y) within 12 months after such termination (A) the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated or (B) an Acquisition Proposal is consummated (with all references to 20% in the definition thereof being treated as references to 50.01% for purposes of this Section 9.03(a));

(ii)                        by Parent in accordance with (A) Section 9.01(c) in connection with a breach by the Company of any of its covenants in Section 7.03 or (B) Section 9.01(d); or

(iii)                        by the Company in accordance with Section 9.01(f);

then, in any such event, the Company shall pay Parent the Company Termination Fee (less, if applicable, the amount of expenses previously paid by the Company to Parent pursuant to Section 9.03(b)), which amount shall be payable by wire transfer of immediately available funds. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than two business days) following the first to occur of the events giving rise to the obligation to make such payment, (y) in the circumstances described in clause (ii) above, promptly (but in no event later than two business days) following the termination of this Agreement and (z) in the circumstances described in clause (iii) above, concurrently with and as a condition to the termination of this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(b)            In the event that this Agreement is terminated by Parent pursuant to (i) Section 9.01(b)(ii) (provided that as of such termination the Minimum Condition has not been satisfied but all other conditions set forth in Annex A have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing Date, provided that such conditions are capable of being satisfied)) or (ii) Section 9.01(c), and in each case as of such time of such termination by Parent, there was no inaccuracy in Parent’s or Purchaser’s representations herein, or a breach by Parent or Purchaser of its covenants herein, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Company Shares (assuming all Company Shares were validly tendered and not withdrawn pursuant to the Offer), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five business days of the Company’s receipt of a detailed written itemization of Parent’s costs and expenses, the reasonable and documented out-of-pocket costs and expenses incurred by Parent and/or Purchaser on or prior to the termination of this Agreement in connection with the Transactions (including all antitrust filing fees, including the filing fee under the HSR Act); provided, however, that in no event shall the total costs and expenses to be paid by the Company to Parent pursuant to this Section 9.03(b) exceed $3,000,000.

(c)            In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b), (ii) at the time of such termination of this Agreement, (A) the Regulatory Condition has not been satisfied (provided that all other conditions set forth in Annex A have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing Date, provided that such conditions are capable of being satisfied)), or (B) any Order has been issued by a Governmental Authority relating to the HSR Act or antitrust Laws that has not been finally resolved, and, (iii) the failure of the Regulatory Condition to be satisfied or the issuance of such Order did not result from any breach by the Company of any covenant or obligation set forth in this Agreement, Parent shall pay to the Company $15,000,000 (the “Parent Termination Fee”), promptly (but in no event later than two business days) following the termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)            Except as specifically provided for herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

(e)            Notwithstanding anything to the contrary in this Agreement, each of (i) Parent and Purchaser, in the case of the Company Termination Fee, and (ii) the Company, in the case of the Parent Termination Fee, acknowledges and agrees on behalf of itself and its affiliates that the Company Termination Fee or Parent Termination Fee, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the recipient thereof in the circumstances in which the Company Termination Fee or Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of the parties acknowledges and hereby agrees that the provisions of this Section 9.03 are an integral part of the Transactions, and that, without such provisions, the other parties hereto would not have entered into this Agreement. Accordingly, if (A) the Company shall fail to pay the Company Termination Fee or (B) Parent shall fail to pay the Parent Termination Fee, in each case when due, the term “Company Termination Fee” or “Parent Termination Fee,” as applicable, shall be deemed to include the costs and expenses incurred or accrued by the party entitled to receive such payment (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as applicable, commencing on the date that the Company Termination Fee or Parent Termination Fee, as applicable, became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank’s Base Rate plus 5% (collectively, “Collection Costs”).

(f)             Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee and any Collection Costs pursuant to this Section 9.03, in circumstances in which the Company Termination Fee is payable, shall constitute the sole and exclusive monetary remedy of Parent and Purchaser and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Company Termination Fee and any Collection Costs to Parent pursuant to this Section 9.03, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions, other than as a result of fraud.

(g)            Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Parent Termination Fee and any Collection Costs pursuant to this Section 9.03, in circumstances in which the Parent Termination Fee is payable, shall constitute the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Parent Termination Fee and any Collection Costs to the Company pursuant to this Section 9.03, none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Transactions, other than as a result of fraud.

(h)            Notwithstanding anything in this Section 9.03 to the contrary, this Section 9.03 shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 10.06 prior to the termination of this Agreement in accordance with its terms.

Article X.

GENERAL PROVISIONS

Section 10.01   No Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Purchaser contained in this Agreement shall terminate at the Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02   Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if sent by email (notice deemed given upon receipt of electronic receipt by sender from recipient), delivered personally (notice deemed given upon receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Purchaser:

Murata Electronics North America, Inc.
2200 Lake Park Drive
Smyrna, GA 30080
Attention: Ken Matsuda, General Counsel
Email: to be provided to the Company supplementally by Parent with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201
Attention: Robert Little; Jonathan M. Whalen
Email: RLittle@gibsondunn.com; JWhalen@gibsondunn.com

if to the Company:

Resonant Inc.
10900 Stonelake Blvd.
Building 2, Suite 100, Office 02-130
Austin, TX 78759
Attention: Chief Executive Officer
Email: to be provided to Parent supplementally by the Company with copies (which shall not constitute notice) to:

Stubbs Alderton & Markiles, LLP

15260 Ventura Blvd.

20th Floor

Sherman Oaks, CA 91403

Attention: John McIlvery

Email: jmcilvery@stubbsalderton.com

and

Proskauer Rose LLP

2029 Century Park East

Suite 2400

Los Angeles, CA 90067
Attention: Ben Orlanski; Christopher D. Ahn
Email: borlanski@proskauer.com; cahn@proskauer.com

Section 10.03   Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04   Entire Agreement; Assignment.

This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights hereunder to any Subsidiary of Parent, provided that no such assignment shall relieve Parent or Purchaser from their respective obligations under this Agreement.

Section 10.05   Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (a) following the Acceptance Time, the rights of holders of Company Shares to receive payment for the Company Shares validly tendered and accepted for payment in the Offer or converted into cash pursuant to the Merger and the rights of holders of Company Stock Options and other convertible securities to receive payment pursuant to Section 3.07, and (b) after the Acceptance Time, Section 7.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06   Remedies.

The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy, but without limiting the right of any party to assert that there has been no breach or threatened breach of this Agreement or that any condition set forth in Article VIII or on Annex A has not been satisfied. Each of the parties hereby waives (a) any defenses in any Action for injunctive relief, specific performance or other equitable relief, including the defense that a remedy at law would be adequate, and (b) any requirement under Law to post a bond or other security as a prerequisite to obtaining such relief. The election of a party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the other party from seeking to terminate this Agreement and/or pursue damages for liability for Willful Breach or fraud. Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 10.07   Governing Law.

This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of law. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 10.08  Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09   General Interpretation.

(a)            The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)            Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)            Unless otherwise indicated, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)            Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”.

(f)             When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(g)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(h)            When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any person include the successors and permitted assigns of that person.

(i)              Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a person will be deemed to include all direct and indirect Subsidiaries of such entity.

(j)              A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)            All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)              The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18, and one month following May 31 is July 1).

(m)          No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(n)            The information contained in this Agreement and in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(o)            The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 10.11 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

(q)            References herein to a person in a particular capacity or capacities shall exclude such person in any other capacity; and, unless the context of this Agreement otherwise requires, references to a person include the successors and permitted assigns of that person.

(r)             The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s)             Documents or other information or materials will be deemed to have been “made available,” “provided” or words of similar import by the Company if such documents, information or materials have been (i) publicly filed by the Company with the SEC or (ii) posted to the virtual data room hosted by Datasite managed by the Company (the “VDR”) prior to 10:00 a.m., Pacific Time, on the date of this Agreement.

(t)              When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, reasonably consistent with past practices, including with respect to timing, frequency and magnitude.”

(u)            The phrase “reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Merger” shall be deemed to exclude consideration of any delay resulting from any inquiry or investigation by any Governmental Authority of competent jurisdiction that could lead to a National Security Order, or the issuance of any such Order, except to the extent resulting from the Company’s or any Company Subsidiary’s fraud or actual knowing misrepresentation in the making of the representation in Section 4.05(c).

Section 10.10   Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that, in the event that this Agreement has been adopted by the stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of the stockholders of the Company under Delaware Law or the rules of the Nasdaq Stock Market LLC, without such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.11   Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and, (c) except for the Minimum Condition, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 10.12   Counterparts.

This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13   No Limitation.

It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Section 10.14   Performance Guaranty.

Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser and each of Parent’s and Purchaser’s respective successors and assigns under this Agreement in accordance with the terms hereof that are required to be performed, discharged or complied with at or prior to the Effective Time.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MURATA ELECTRONICS NORTH AMERICA, INC.

By:	/s/ David Kirk
Name:	David Kirk
Title:	President

PJ COSMOS ACQUISITION COMPANY, INC.

By:	/s/ Masanori Minamide
Name:	Masanori Minamide
Title:	President

RESONANT INC.

By:	/s/ George B. Holmes
Name: George B. Holmes
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex A

Conditions to the Offer

Notwithstanding any other provision of the Offer, in addition to (and not in limitation of) Purchaser’s right to extend or amend the Offer at any time pursuant to the terms of this Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Company Shares tendered pursuant to the Offer if, immediately prior to the expiration of the Offer:

(i)                 the Minimum Condition shall not have been satisfied;

(ii)              any applicable waiting period with respect to the purchase of Company Shares pursuant to the Offer under the HSR Act shall not have expired or been terminated; or

(iii)            any of the following conditions shall exist:

(a)               any Governmental Authority of competent jurisdiction in any jurisdiction in which Parent, the Purchaser, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and makes illegal, restrains or prohibits the consummation of the Offer or the Merger;

(b)               any Effect since the date hereof shall have occurred that has had a Material Adverse Effect;

(c)               (A) the representations and warranties of the Company set forth in Section 4.01(a), the first two sentences of Section 4.01(b), Section 4.03(e)(ii), Section 4.04(a), Section 4.20 or Section 4.29, (x) that are qualified by materiality or Material Adverse Effect shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Material Adverse Effect shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

(B)       the representations and warranties of the Company set forth in the last sentence of Section 4.01(b), Section 4.03(a), Section 4.03(b)(i) and (iv)-(vi), Section 4.03(c), Section 4.03(d) or Section 4.03(e)(i) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

(C)       the representations and warranties of the Company set forth in Section 4.08(b)(i) shall not be true and correct in all respects; or

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(D)       the representations and warranties of the Company set forth in this Agreement other than those described in the foregoing clauses (A) through (C) (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)               the Company shall not have performed or complied in all material respects with its covenants, obligations and agreements required to be performed and complied with by it under this Agreement at or immediately prior to the expiration of the Offer and such failure shall not have been cured;

(e)               the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by any of the Company’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions set forth in clauses (iii)(b), (iii)(c) or (iii)(d) of this Annex A shall not have occurred; or

(f)                the Agreement shall validly have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms of the Agreement and applicable Law, may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

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